OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden
hours per response	14

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HILB, ROGAL & HOBBS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 31, 2008

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, May 6, 2008, at 10:00 a.m. local time at The Jefferson Hotel, 101 W. Franklin Street, Richmond, Virginia. At the meeting you will be asked to elect three directors to the class of directors whose term of office expires in 2011, to vote on a shareholder proposal to declassify the board of directors, and to ratify the appointment of Ernst & Young LLP as independent auditors of the Company’s 2008 financial statements. On the following pages, you will find the formal notice of annual meeting and the proxy statement.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, you are urged to complete, sign, date and mail your proxy card or voting instruction promptly in the enclosed postage-paid envelope. Registered shareholders may also vote by telephone, over the internet or by mail. Instructions for using these convenient services are included on each of the proxy and voting instruction cards. Beneficial owners of shares held in street name should follow the voting instructions provided by their bank or broker.

We hope you will participate in the annual meeting, either in person or by proxy.

Sincerely,

Martin L. Vaughan, III
Chairman and Chief Executive Officer

HILB ROGAL & HOBBS COMPANY

4951 Lake Brook Drive, Suite 500

Glen Allen, Virginia 23060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2008

The Annual Meeting of Shareholders of Hilb Rogal & Hobbs Company (the Company) will be held on Tuesday, May 6, 2008, at 10:00 a.m. local time at The Jefferson Hotel, 101 W. Franklin Street, Richmond, Virginia for the following purposes:

1.	To elect three directors to the class of directors whose term of office expires in 2011;

2.	To vote on a shareholder proposal to declassify the board of directors;

3.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company’s 2008 financial statements; and

4.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 14, 2008, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

By Order of The Board of Directors

Walter L. Smith
Senior Vice President, Business
Practices & Quality Assurance and
Corporate Secretary

March 31, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2008.

The proxy statement and the 2007 annual report to shareholders are available at http://bnymellon.mobular.net/bnymellon/hrh.

PROXY STATEMENT

Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on May 6, 2008, and any adjournments or postponements thereof (the Meeting). Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date or by voting in person at the Meeting. It is expected that this proxy statement and the enclosed proxy card will be mailed on or about March 31, 2008 to all shareholders entitled to vote at the Meeting.

Shareholders and participants in plans holding shares of the Company’s Common Stock are urged to complete, sign and date the enclosed proxy or voting instruction and return it as promptly as possible in the postage-paid envelope enclosed for that purpose. Registered shareholders can also deliver proxies by calling a toll-free telephone number or by using the internet. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that such instructions have been recorded properly. Instructions for voting by telephone or over the internet are set forth on the enclosed proxy card. If your shares are held in street name with your bank or broker, please vote in the manner provided by the voting instruction enclosed with this proxy statement.

The Company will pay all of the costs associated with this proxy solicitation. In addition, certain officers and employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the shares. It is contemplated that additional solicitation of proxies will be made by Georgeson Inc. at an anticipated cost to the Company of approximately $8,000, plus reimbursement of out-of-pocket expenses.

On the record date of March 14, 2008, the date for determining shareholders entitled to notice of, and to vote at, the Meeting, there were 36,542,098 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the Meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting. Shares held in street name (the Broker Shares) that are not voted on any matter at the Meeting will not be included in determining the number of shares present or represented at the Meeting.

The management and directors are not aware of any matters to be presented for action at the Meeting other than the matters stated in the notice of the Meeting. If any such matter requiring a vote of the shareholders should properly come before the Meeting, then, unless otherwise instructed, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 1, 2008, certain information with respect to (a) the beneficial ownership of the Company’s Common Stock by (i) each director and nominee; (ii) each individual named in the “Summary Compensation Table” below (collectively, the Named Executive Officers); and (iii) all current directors and executive officers as a group; and (b) the amount of deferred stock units held by each such person and group.

	Beneficial Ownership
Name	Number of Common Shares (1)	Exercisable Options (2)	Total (3)	Deferred Stock Units (4)
Julie A. Beck.	389	0	389	780
Theodore L. Chandler, Jr.	22,660	82,789	105,449	28,707
F. Michael Crowley.	35,537	30,000	65,537	0
Norwood H. Davis, Jr (5)	120,738	82,789	203,527	6,943
Michael Dinkins	12,322	10,812	23,134	0
Robert W. Fiondella (6)	31,922	62,789	94,711	18,557
Robert H. Hilb	143,965	82,789	226,754	0
Timothy J. Korman (7)	116,851	73,000	189,851	0
Anthony F. Markel	28,773	92,789	121,562	8,815
John P. McGrath	103,065	62,125	165,190	0
Thomas H. O’Brien	38,496	52,789	91,285	0
Scott R. Royster	4,139	12,789	16,928	0
Julious P. Smith, Jr.	6,466	62,789	69,255	13,395
Warren M. Thompson	8,667	32,789	41,456	0
Robert S. Ukrop	33,174	72,789	105,963	22,654
Martin L. Vaughan, III (8)	366,569	192,750	559,319	10,991
All current directors and executive officers as a group (31 persons, including those named above)	1,426,191	1,362,201	2,788,392	143,198

(1)	The number of shares of Common Stock shown in the table includes (i) 91,654 shares held for current executive officers in the Company’s Retirement Savings Plan, (ii) 209,825 shares of Restricted Stock granted to current executive officers under the Company’s 2000 Stock Incentive Plan and 2007 Stock Incentive Plan, and (iii) 48,577 shares of Common Stock held by immediate family members and controlled entities and in various fiduciary capacities. Such shares may be deemed to be beneficially owned by the rules of the Securities and Exchange Commission (the Commission), but inclusion of the shares in the table does not constitute admission of beneficial ownership.
(2)	The amounts reported in this column represent shares which may be acquired through the exercise of nonqualified stock options within sixty days after March 1, 2008, under the Company’s 2000 Stock Incentive Plan, 2007 Stock Incentive Plan and Non-Employee Directors Stock Incentive Plan.
(3)	On March 1, 2008, the Company had 36,708,615 shares of Common Stock issued and outstanding. Each of the individuals listed in the table is the beneficial owner of less than one percent of the issued and outstanding shares of Common Stock on that date, except for Martin L. Vaughan, III, who beneficially owned 1.52% of the issued and outstanding shares as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). As a group, the current directors and executive officers beneficially owned 7.32% of the issued and outstanding shares of Common Stock on that date.
(4)	The amounts reported in this column are deferred stock units credited to the accounts of (i) non-employee directors under the Company’s Amended and Restated Outside Directors Deferral Plan (see “Director Compensation”) and (ii) executive officers under the Company’s Executive Voluntary Deferral Plan, a deferred compensation plan, as of March 1, 2008. Each deferred stock unit represents a hypothetical share of the Company’s Common Stock, fluctuates in value with the market price of such stock and is payable only in shares of Common Stock.
(5)	Mr. Davis has pledged 66,595 shares of the Common Stock shown in the table as partial security for a line of credit and a business loan.
(6)	Mr. Fiondella has pledged 30,000 shares of the Common Stock shown in the table to secure a line of credit.
(7)	Mr. Korman has pledged 34,035 shares of the Common Stock shown in the table to secure a line of credit.
(8)	Mr. Vaughan has pledged 30,000 shares of the Common Stock shown in this table to secure a line of credit on which no funds have been currently drawn.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to each person or group known by us to be the beneficial owner of more than five percent of the outstanding shares of our Common Stock. In preparing the table below, we have relied, without further investigation, on information contained in the filings by each reporting person with the Commission under the Securities Exchange Act of 1934.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class (1)
Southeastern Asset Management, Inc. (2) Longleaf Partners Small-Cap Fund O. Mason Hawkins 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	3,599,400	9.81%
Artisan Partners Limited Partnership (3) Artisan Investment Corporation Andrew A. Ziegler Carlene Murphy Ziegler 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	2,669,200	7.27%
Westport Asset Management, Inc. (4) Westport Advisers LLC 253 Riverside Avenue Westport, Connecticut 06880	2,654,635	7.23%
Royce & Associates, LLC (5) 1414 Avenue of the Americas New York, New York 10019	2,077,750	5.66%
Barclays Global Investors (Deutschland) AG (6) Apianstrasse 6, D-85774 Unterfohring, Germany	1,914,359	5.22%

(1)	Based on 36,708,615 shares of Common Stock issued and outstanding on March 1, 2008.
(2)	Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund and O. Mason Hawkins filed a joint Schedule 13D with the Commission on August 30, 2007, reporting that as of that date Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund had shared voting and dispositive power as to 3,526,400 shares of Common Stock and Southeastern Asset Management, Inc. had sole dispositive power as to 73,000 shares of Common Stock. According to the Schedule 13D, Southeastern Asset Management, Inc. is an investment adviser and may be the beneficial owner of shares of Common Stock owned by its client, Longleaf Partners Small-Cap Fund. Mr. Hawkins is Chairman of the Board and Chief Executive Officer of Southeastern Asset Management, Inc.
(3)	Artisan Partners Limited Partnership, Artisan Investment Corporation, ZFIC, Inc., Andrew A. Ziegler and Carlene Murphy Ziegler filed a joint Schedule 13G/A with the Commission on February 13, 2008, reporting that as of December 31, 2007, each party had shared voting power as to 2,385,400 shares of Common Stock and shared dispositive power as to 2,669,200 shares of Common Stock. Artisan Partners Limited Partnership is an investment adviser and acquired shares of Common Stock on behalf of its discretionary clients. Artisan Investment Corporation is the General Partner of Artisan Partners Limited Partnership. ZFIC, Inc. is the sole stockholder of Artisan Investment Corporation, and Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC, Inc.
(4)	Westport Asset Management, Inc. filed a Schedule 13G/A with the Commission on February 13, 2008, reporting that as of December 31, 2007, it had sole voting and dispositive power as to 925,400 shares of Common Stock, shared voting power as to 1,662,035 shares of Common Stock and shared dispositive power as to 1,729,235 shares of Common Stock. The Schedule 13G/A states that Westport Asset Management, Inc., an investment advisor, owns 50% of Westport Advisors LLC, which is an investment advisor for a series of public mutual funds.
(5)	Royce & Associates, LLC filed a Schedule 13G/A with the Commission on January 30, 2008, reporting that as of December 31, 2007, it had sole voting and dispositive power as to 2,077,750 shares of Common Stock.
(6)	Barclays Global Investors (Deutschland) AG (Barclays AG) filed a Schedule 13G with the Commission on February 5, 2008, reporting that as of December 31, 2007 it had, through three related entities, sole dispositive power as to 1,914,359 shares of Common Stock and sole voting power as to 1,447,849 shares of Common Stock. Barclays AG is a German investment adviser, and the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The 1,914,359 shares of Common Stock with dispositive power were held by Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, Ltd., in these respective amounts – 766,739, 1,109,744 and 37,876. The 1,447,849 shares of Common Stock with sole voting power were held 645,845 by Barclays Global Investors, NA and 802,004 by Barclays Global Fund Advisors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock with the Commission. Such persons are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that applicable Section 16(a) filing requirements were satisfied for transactions that occurred in 2007, except for one report for Mr. Julious P. Smith, Jr., which was inadvertently filed late on January 3, 2008 for his quarterly retainer for the fourth quarter of 2007.

PROPOSAL ONE

ELECTION OF DIRECTORS

Three directors are to be elected at the Meeting to serve for terms of three years expiring on the date of the Annual Meeting in 2011 and until their successors are elected. Ms. Beck was first appointed to the Board of Directors on November 13, 2007, and was recommended for appointment by the Corporate Governance Committee.

Norwood H. Davis, Jr., although recommended by the Corporate Governance Committee to stand for election to the Board, has decided to retire effective as of the date of the Meeting.

Thomas H. O’Brien, under the Company’s bylaws, is not able to stand for election in 2008. Mr. O’Brien will continue to serve as a director until the date of the Meeting.

It is intended that votes represented by proxies, unless otherwise specified, will be cast for the election as directors of the nominees listed below, all of whom are now directors of the Company. The election of each nominee for director requires a plurality of the votes cast by shares of Common Stock entitled to vote in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected.

If, at the time of the Meeting, any nominee should be unable to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

BIOGRAPHICAL INFORMATION

The following information is furnished with respect to each nominee and each director whose term of office will continue after the Meeting.

Nominees for Terms Expiring in 2011

Julie A. Beck, 46, has been, since October 2007, the Executive Vice President and Chief Financial Officer of Journal Register Company, a publicly traded company operating over 20 daily newspapers, 300 non-daily publications and 200 websites in six geographic regions in the Northeastern and Midwestern United States. She had been Senior Vice President and Chief Financial Officer from January 2006 until October 2007. Prior to her positions at Journal Register Company, Ms. Beck was Senior Vice President, Chief Financial Officer and Treasurer of Norwood Promotional Products, Inc. since 2003. From September 1999 to September 2003 she was Vice President of Finance for the Inland Paperboard and Packaging subsidiary of Temple-Inland, Inc. She is a member of the Audit Committee and Corporate Affairs Committee. She has been a director since November 2007.

Theodore L. Chandler, Jr., 55, has been Chairman and Chief Executive Officer of LandAmerica Financial Group, Inc., a national provider of real estate transaction services, since January 1, 2007. Mr. Chandler had been President and Chief Executive Officer since January 1, 2005. Mr. Chandler was President and Chief Operating Officer of that company during 2004, Chief Operating Officer of that company from 2002 to 2003 and Senior Executive Vice President of that company from 2000 to 2002. He is a director of LandAmerica Financial Group, Inc. Mr. Chandler is Chairman of the Corporate Governance Committee and a member of the Business Practices Committee, Executive Committee and Finance Committee. He has been a director of the Company since 1986.

Warren M. Thompson, 48, has been President and Chairman of Thompson Hospitality Corporation, a contract food services company that he founded, since October 1992. He is a director of Compass Group North America, Pepsi-Cola African American Advisory Board and Virginia Baseball Stadium Authority, and is a member of the Board of Visitors of the University of Virginia. Mr. Thompson is Chairman of the Corporate Affairs Committee and a member of the Audit Committee, Executive Committee and Human Resources & Compensation Committee. He has been a director of the Company since 2004.

The Board of Directors recommends that the shareholders vote FOR the three nominees set forth above.

Incumbent Directors Whose Terms Expire at the 2009 Annual Meeting

Robert W. Fiondella, 65, retired as Chairman of the Board of The Phoenix Companies, Inc., a company providing insurance services throughout the Northeast, and Chairman of its affiliate, Phoenix Life Insurance Company, in March 2003. He was also President and Chief Executive Officer of both companies until 2002. Mr. Fiondella had served in those positions for The Phoenix Companies, Inc. from 2000 to 2002 and for Phoenix Life Insurance Company from 1994 to 2002. Mr. Fiondella was a director of PXRE Group, Ltd. until February 2006. He is chairman of the Audit Committee and a member of the Corporate Governance Committee, Executive Committee and Human Resources & Compensation Committee. He has been a director of the Company since 1999.

Robert H. Hilb, 81, was Chairman of the Company from 1991 until 1999 and was Chief Executive Officer of the Company from 1991 to 1997. Mr. Hilb is a member of the Business Practices Committee, Corporate Affairs Committee and Finance Committee. He has been a director of the Company since 1982.

Julious P. Smith, Jr., 65, has been Chairman and Chief Executive Officer and a member of the law firm of Williams Mullen since 1999. Prior to that time, he was President and Chief Executive Officer and a member of that law firm, positions that he held for more than five years. Williams Mullen has represented the Company as legal counsel since the Company’s formation in 1982. Mr. Smith is a director of LandAmerica Financial Group, Inc. He is chairman of the Business Practices Committee and a member of the Corporate Affairs Committee, Executive Committee and Finance Committee. He has been a director of the Company since 2001.

Martin L. Vaughan, III, 60, has been Chairman and Chief Executive Officer of the Company since May 2003. He had been President of the Company from 2000 to 2003 and Chief Operating Officer of the Company from 1999 to 2003. Mr. Vaughan is chairman of the Executive Committee and has been a director of the Company since 1999.

Incumbent Directors Whose Terms Expire at the 2010 Annual Meeting

Anthony F. Markel, 66, has been President and Chief Operating Officer of Markel Corporation, an insurance company comprised of eight operating units underwriting specialty insurance products and programs to a variety of niche markets, since 1992. He is a director of Markel Corporation. Mr. Markel is chairman of the Finance Committee and a member of the Audit Committee, Business Practices Committee, Corporate Governance Committee and Executive Committee. He has been a director of the Company since 1998.

Scott R. Royster, 43, is the co-founder and Managing Principal of Royal Oak Capital Management, LLC, an asset management firm investing in securities worldwide, including opportunities arising through real estate, private equity and other alternatives, since 2007. He had been Executive Vice President and Chief Financial Officer of Radio One, Inc., a radio broadcasting company, from 1996 through 2007. Mr. Royster is a member of the Audit Committee and Finance Committee. Mr. Royster has been a director of the Company since July 2006.

Robert S. Ukrop, 61, has been President and Chief Executive Officer of Ukrop’s Super Markets, Inc., a company operating supermarkets, retail food stores and a distribution center in central Virginia, since 1994. He is a first cousin of Timothy J. Korman, Executive Vice President, Mergers and Acquisitions, of the Company. Mr. Ukrop is a member of the Corporate Affairs Committee, Corporate Governance Committee and Human Resources & Compensation Committee. He has been a director of the Company since 1989.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Our business and affairs are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and our Articles of Incorporation and bylaws. Members of the Board are kept informed of our business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices we follow are summarized below.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that set forth the practices of the Board with respect to director qualifications, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management evaluation and succession, and evaluation of the Board’s performance. The guidelines are available at this address – http://media.corporate-ir.net/media_files/IROL/95/95764/CorpGov/Guidelines.pdf, which may be accessed through our Investor Relations web page at www.hrh.com. A printed copy is available to any shareholder upon written request to the Corporate Secretary, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060.

Director Independence

The Board of Directors in its business judgment has determined that the following ten of its twelve members are independent as defined by New York Stock Exchange listing standards: Julie A. Beck, Theodore L. Chandler, Jr., Norwood H. Davis, Jr., Robert W. Fiondella, Robert H. Hilb, Anthony F. Markel, Thomas H. O’Brien, Scott R. Royster, Warren M. Thompson and Robert S. Ukrop. In reaching this conclusion, the Board considered that we and our subsidiary agencies provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers.

The Board considered the following relationships between us and certain of our directors to determine whether such directors were independent under New York Stock Exchange listing standards:

•	we have a consulting agreement with Mr. Hilb through August 2009 under which we pay him a monthly fee of $8,308 in exchange for consulting services;

•

we place insurance on behalf of LandAmerica Financial Group, Inc., of which Mr. Chandler is Chairman and Chief Executive Officer, and of which our Executive Vice President and Chief Financial Officer currently serves on its Board of Directors;

•	we had a lease for an airplane that terminated in 2005 with a company that was partially owned by Mr. Davis;

•	we place insurance on behalf of clients with Markel Corporation, of which Mr. Markel is President and Chief Executive Officer;

•	we place insurance on behalf of Thompson Hospitality, of which Mr. Thompson is President and Chairman;

•	Mr. Ukrop is the first cousin of Mr. Korman, our Executive Vice President, Mergers and Acquisitions;

•	we place insurance on behalf of Ukrop’s Supermarkets, of which Mr. Ukrop is President and Chief Executive Officer, and First Market Bank which is primarily owned by Ukrop’s Supermarkets; and

•	Mr. Smith is the Chairman and Chief Executive Officer of Williams Mullen, which provides legal services to us and we place insurance on behalf of Williams Mullen.

Consistent with the New York Stock Exchange listing standards, our Corporate Governance Guidelines establish categorical standards under which the Board views the following as impairing a director’s independence:

•	a director who is our employee, or whose immediate family member is an executive officer;

•

a director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service;

•	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, our present or former internal or external auditor;

•

a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee; and

•

a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Except for Julious P. Smith, Jr., none of our non-employee directors, their immediate family members, or employers, are engaged in such relationships with us. Mr. Smith’s firm, Williams Mullen, received over 2% of its revenue for the 2005-06 fiscal year from us.

Codes of Ethics

We have adopted codes of ethics that apply to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any person performing similar functions) and employees. The codes of ethics contain provisions relating to honest and ethical conduct (including the handling of conflicts of interest between personal and professional relationships), the preparation of full, fair, accurate and timely disclosure in reports and documents filed with the Commission and in other public communications made by us, compliance with governmental laws, rules and regulations and other matters. These codes of ethics are at these addresses –

http://media.corporate-ir.net/media_files/IROL/95/95764/CorpGov/CodeBusinessConductEthics3.pdf and

http://media.corporate-ir.net/media_files/IROL/95/95764/CorpGov/CodeEthicsSeniorFinancialOfficers.pdf, both of which can be accessed at our Investor Relations web page at www.hrh.com. A printed copy of the codes of ethics is available to any shareholder upon written request to the Corporate Secretary, Hilb Rogal & Hobbs Company, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060. Any amendment to or waiver from a provision of the code of ethics relating to directors and executive officers will be promptly disclosed on our website at www.hrh.com.

Board and Committee Meeting Attendance

In 2007, there were thirteen meetings of the Board of Directors. Except for Norwood H. Davis, Jr., who attended 68.2% of his potential meetings, each member of the Board of Directors attended at least 75% of the aggregate total number of meetings of the Board and the committees on which he served.

Executive Sessions

Executive sessions where non-management directors meet on an informal basis are scheduled at the end of each regularly scheduled Board meeting. Theodore L. Chandler, Jr., the Chairman of the Corporate Governance Committee, serves as chairman for executive sessions.

Communications with Directors

Any director may be contacted by writing to him c/o Hilb Rogal & Hobbs Company, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060. Communications to all directors or the non-employee directors as a group may be sent to the same address, c/o the Chairman of the Corporate Governance Committee. We promptly forward, without screening, all such correspondence to the indicated directors.

Committees of the Board

The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Business Practices Committee, the Corporate Affairs Committee, the Corporate Governance Committee, the Finance Committee and the Human Resources & Compensation Committee.

Executive Committee

The Executive Committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors in order for the Executive Committee to act between meetings of the Board. The members of the Executive Committee are Messrs. Chandler, Fiondella, Markel, O’Brien, Smith, Thompson and Vaughan, who is the chairman. The Executive Committee did not meet in 2007.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditor, and the performance of the internal audit function. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our Investor Relations web page at www.hrh.com at this address – http://media.corporate-ir.net/media_files/IROL/95/95764/CorpGov/AuditCommittee4.pdf. A printed copy is available to any shareholder upon written request to the Corporate Secretary, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060.

The members of the Audit Committee are Ms. Beck and Messrs. Fiondella, who is the chairman, Markel, Royster and Thompson, all of whom the Board in its business judgment has determined are independent as defined by regulations of the Commission and the New York Stock Exchange listing standards. The Board of Directors also has determined that all of the Committee members are financially literate as defined by the New York Stock Exchange listing standards and that Mr. Fiondella qualifies as an audit committee financial expert as defined by regulations of the Commission.

The Audit Committee met six times in 2007. For additional information regarding the Committee, see “Audit Information — Audit Committee Report” on page 35 of this proxy statement.

Business Practices Committee

The Business Practices Committee is responsible for overseeing our compliance with the August 31, 2005, settlement with the Connecticut Attorney General and Insurance Department. The members of the Business Practices Committee are Messrs. Chandler, Hilb, Markel, O’Brien and Smith, who is the chairman. The Business Practices Committee met three times in 2007.

Corporate Affairs Committee

The Corporate Affairs Committee is responsible for monitoring our external relations in our communities. The members of the Corporate Affairs Committee are Ms. Beck and Messrs. Hilb, Smith, Ukrop and Thompson, who is the chairman, all of whom, except for Mr. Smith, the Board in its business judgment has determined are independent as defined by the New York Stock Exchange listing standards. The Corporate Affairs Committee met two times in 2007.

Corporate Governance Committee

The Corporate Governance Committee develops qualifications for director candidates, recommends to the Board of Directors persons to serve as our directors and monitors developments in, and makes recommendations to the Board concerning, corporate governance practices. The Committee acts as our nominating committee. The Committee operates under a written charter originally approved by the Board in November 2003. The current charter of the Corporate Governance Committee is available on our Investor Relations web page at www.hrh.com at this address –

http://media.corporate-ir.net/media_files/IROL/95/95764/CorpGov/CorpGovCommittee3.pdf. A printed copy is available to any shareholder upon written request to the Corporate Secretary, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060.

The members of the Corporate Governance Committee are Messrs. Davis, Fiondella, Markel, Ukrop and Chandler, who is the chairman, all of whom the Board in its business judgment has determined are independent as defined by the New York Stock Exchange listing standards. The Corporate Governance Committee met five times in 2007.

Shareholders entitled to vote for the election of directors may submit candidates for consideration by the Corporate Governance Committee if we receive timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Committee. To be timely for the 2009 annual meeting, the notice must be received within the time frame set forth in “Proposals for 2009 Annual Meeting” on page 36 of this proxy statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article II, Section 4, of our bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporate Secretary of the Company, whose address is Hilb Rogal & Hobbs Company, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060.

The Corporate Governance Committee considers, at a minimum, the following factors in recommending to the Board potential new directors, or the continued service of existing directors:

•

The characteristics described in the Corporate Governance Guidelines (i.e., knowledge of business and financial affairs, personal qualities of integrity and judgment, educational background and business or professional experience);

•	Whether the member/potential member assists in achieving a mix of Board members that represent a diversity of background and experience;

•

Whether the member/potential member is subject to a disqualifying factor as described in the Corporate Governance Guidelines (e.g., relationships with competitors or recent previous employment with us);

•	Whether an existing member has reached retirement age;

•	The member’s/potential member’s independence;

•	Whether the member/potential member would be considered an “audit committee financial expert” or “financially literate” under Commission regulations and New York Stock Exchange listing standards;

•	The extent of the member’s/potential member’s business experience, technical expertise or specialized skills or experience;

•	Whether the member/potential member, by virtue of particular experience relevant to our current or future business, will add specific value as a Board member; and

•	Any factors related to the ability and willingness of a new member to serve, or an existing member to continue his or her service.

Under the process we use for selecting new Board candidates, the Chairman and Chief Executive Officer, the Corporate Governance Committee or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Chairman of the Corporate Governance Committee initiates a search, working with staff support and seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the Board is presented to the Corporate Governance Committee. A determination is made as to whether Corporate Governance Committee members or Board members have relationships with preferred candidates and can initiate contacts. The Chairman and Chief Executive Officer and at least one member of the Corporate Governance Committee interviews prospective candidates. The Corporate Governance Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full Board of Directors.

Finance Committee

The Finance Committee advises the Board of Directors with respect to financing needs, capital structure and other financial matters. The members of the Finance Committee are Messrs. Chandler, Hilb, Markel, who is the chairman, O’Brien, Royster and Smith, all of whom, other than Mr. Smith, the Board in its business judgment has determined are independent as defined by the New York Stock Exchange listing standards. The Finance Committee met six times in 2007.

Human Resources & Compensation Committee

The Human Resources & Compensation Committee establishes the compensation of all of our executive officers and administers our stock incentive plans, the Outside Directors Deferral Plan, the Executive Voluntary Deferral Plan and the Supplemental Executive Retirement Plan. The Human Resources & Compensation Committee also reviews and approves management incentive programs and other benefits for executive officers and recommends to the Board of Directors such other forms of remuneration as the Committee deems appropriate. All decisions by the Human Resources & Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors and the compensation for the Chief Executive Officer must be approved by the independent directors. The Human Resources & Compensation Committee operates under a written charter originally approved by the Board in February 2004. The current charter of the Human Resources & Compensation Committee is available on our Investor Relations web page at www.hrh.com at this address –

http://media.corporate-ir.net/media_files/IROL/95/95764/CorpGov/HRCompCommittee4.pdf. A printed copy is available to any shareholder upon written request to the Corporate Secretary, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060.

The members of the Human Resources & Compensation Committee are Messrs. Davis, Fiondella, O’Brien, who is the chairman, Thompson and Ukrop all of whom the Board in its business judgment has determined are independent as defined by the New York Stock Exchange listing standards. The Human Resources & Committee met four times in 2007. For additional information regarding the Human Resources & Compensation Committee, see “Human Resources & Compensation Committee Report” on page 20 of this proxy statement.

Annual Meeting Attendance

We encourage members of the Board of Directors to attend the annual meeting of shareholders. All of the directors attended the 2007 annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Program

The Human Resources & Compensation Committee (the Committee) is composed of non-employee, independent members of the Board of Directors. It is the Human Resources & Compensation Committee’s responsibility to review and approve all compensation actions for our Chief Executive Officer, Chief Financial Officer and other Named Executive Officers and to provide oversight of our compensation programs and philosophy. In addition, the compensation of the Chief Executive Officer must be approved by the independent directors. The executive compensation philosophy has been designed to align the interests of our key executives with the interests of shareholders by rewarding short- and long-term performance.

Our executive compensation program consists of short-term annual incentives in the form of base salaries and annual bonuses, as well as long-term incentives in the form of deferred cash awards, restricted stock and nonqualified stock options. The components of executive compensation have been designed to maintain a balance between cash and stock compensation and provide a significant portion of total compensation at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. The value of such components are based on the compensation opportunities at comparable companies and are targeted at levels that will attract, motivate and retain highly skilled executives to implement our long-term strategy.

The principal components of the executive compensation philosophy and the rationale and methodology for each are described below. Additional information on the amounts and types of compensation paid to our Named Executive Officers for 2007 is disclosed in the Summary Compensation Table and other tables and narrative disclosures located elsewhere in this proxy statement. We do not have a policy for adjustment or recovery of payments and awards made to executives if our financial statements were to be restated in the future in a manner that would have impacted the size or payment of the award at the time of payment. We may consider the adoption of a policy regarding recovery of payments or awards to executives in the future.

The Human Resources & Compensation Committee has retained Towers Perrin as an advisor for a number of years. Towers Perrin has been used to gather data in the industry and business and, in general, to advise the Company on current trends, to help shape a compensation scheme fulfilling the Committee’s goals and such other matters as the Committee may request, as required. Except for the Chief Executive Officer and President, management has no role in establishing compensation. The Committee does give discretion to the Chief Executive Officer and President to determine eligibility to participate in the incentive plan and to allocate among the executives, except themselves, the discretionary portion of the bonus pools, within the terms of the incentive plan. Subject to Committee approval, the Chief Executive Officer has sole authority to administer and interpret the incentive plan. The Chief Executive Officer may make recommendations to the Committee as to the appropriate level of salary increases and grade level of an employee, which the Committee may or may not accept, in whole or in part. Neither the Chief Executive Officer nor the President makes recommendations regarding his compensation. The Committee meets regularly throughout the year, typically before the regularly scheduled Board meetings.

Overview of Annual Incentives

An executive’s short-term annual compensation is composed of two primary components - base salary and annual bonus. For both components, the Committee, in consultation with Towers Perrin, establishes a range of compensation for each executive position based on its review of compensation practices of our peers. Our peer companies for cash compensation purposes include Arthur J. Gallagher & Co., Brown & Brown Inc., Hub International Ltd., Willis Group Holdings and USI Holdings Corp., which have been chosen because they are most similar to us in size and operation. As Hub International Ltd. and USI Holdings Corp. recently went private, the Company does not expect useful data will continue to be available from these companies.

Base Salary

The Committee’s base salary philosophy is generally to provide reasonable current income to our Named Executive Officers in order to be competitive relative to similar positions at companies of comparable size in our business. Thus our objective is to pay base salaries to help attract and retain employees with a broad, proven track record of performance. In order to achieve that objective, base salary for each executive is targeted at the median of the peer range, and adjusted by the Committee based on the executive’s tenure, position, skills, contributions and other factors. The annual base salaries for the Named Executive Officers for 2007, effective March 2007, and the percentage change from 2006 are as follows:

Name	Position	2007 Annual Salary	Percent Change From 2006
Martin L. Vaughan, III	Chief Executive Officer	$650,000	16.1%
Michael Dinkins	Chief Financial Officer	$325,000	04.8%
F. Michael Crowley	President	$460,000	04.5%
Timothy J. Korman	EVP, M&A	$364,000	04.0%
John P. McGrath	VP, Regional Director	$348,000	03.9%

The Committee generally sought to manage executive increases to a 4% target, with the exceptions of merit increases, changes in grades or duties, and promotions. The increase for Mr. Vaughan reflected survey data for other comparable CEOs, and the increases for Messrs. Dinkins, Crowley, Korman and McGrath were all determined by the Committee within the general executive increases. The Committee does not have a set policy for the percentage of compensation that salary and bonus should equal other than the general precept that as an executive’s role increases, the percentage of compensation that is contingent upon performance increases.

Annual Bonuses

The Committee and the Board adopted the 2007 Corporate Incentive Plan (the 2007 Plan) to provide an incentive cash payment opportunity for key executives. Under the 2007 Plan, key executives are eligible to receive cash bonus awards for achievements relating to our financial performance for the 2007 fiscal year. At the target level of performance, an executive would be eligible to earn a target bonus comparable to similarly situated executives at peer and comparable companies, consistent with the findings from the Committee’s independent consultant, Towers Perrin. Generally, as an executive’s position within the Company increases, so does the relative amount of bonus eligibility increase relative to base salary. Within the performance range surrounding the target performance level, the bonus pool increases and decreases, and any executive’s relative earnings with respect thereto increases or decreases accordingly, before application of any discretionary factors.

The 2007 Plan provides for a bonus pool to be established based on (i) the percentage increase in our diluted operating earnings per share from fiscal year 2006 to fiscal year 2007 and (ii) an incentive bonus target amount for each of the participating executives. In addition, based upon various qualitative factors regarding our performance, the Committee has the discretion to (i) increase or decrease the bonus pool by up to 20% for percentage increases in our operating earnings per share that are between the minimum and maximum thresholds and (ii) establish the bonus pool amount for percentage increases in our operating earnings per share that are above or below the minimum and maximum thresholds. The incentive bonus target for each executive is based on the executive’s position and salary grade.

For fiscal 2007, the Committee determined in February 2007 that the performance goal would be a 7%-22% increase in diluted operating earnings per share (the Performance Range), with 7% being the minimum threshold, 10% being the target performance level (the Target), and 22% being the maximum threshold. Diluted operating earnings per share differs from diluted earnings per share under generally accepted accounting principles by excluding certain non-operating items, such as gains or losses on disposals. The Performance Range and Target may be adjusted to reflect the occurrence of unusual business conditions that may generate unusually high or low increases in our 2007 diluted operating earnings per share and to reflect market conditions, particularly with respect to peer performance. At Target, the bonus pool for executives was approximately $3.7 million, ranging from 90% of base salary for the CEO to 42% of median salary level for the lowest executives within the group. The 2007 Target bonuses for the Named Executive Officers were $585,000 for Mr. Vaughan, $360,000 for Mr. Crowley, $220,000 for Mr. Korman, $185,000 for Mr. McGrath and $150,000 for Mr. Dinkins.

After taking into consideration the bonus pool based strictly on formula, the Committee compares performance to results from the peer group and the composite S&P SmallCap 600 and may increase or decrease the Performance Range and Target based on our relative performance. For example, if the peer companies increased operating earnings per share by an average of 5% and the companies in the composite S&P SmallCap 600 increased operating earnings per share by an average of 6%, then a 7% increase by us would indicate superior performance and the bonus pool may be increased at the Committee’s discretion. For purposes of the stock performance, the peer group includes Arthur J. Gallagher & Co., Aon Corporation, Brown & Brown Inc., Marsh & McLennan Companies, Inc. and Willis Group Holdings Ltd. Aon Corporation and Marsh & McLennan Companies, Inc. were not included in the peer group for salary determination purposes because the Committee believes their much larger size tended to skew the base compensation upwards.

For increases in operating earnings per share within the Performance Range, 60% of the amount of each executive’s annual cash incentive bonus to be paid from the 2007 bonus pool will be determined by a formula and the remaining 40% will be distributed on a discretionary basis by our Chairman and Chief Executive Officer (the Chairman) and President based upon their determination of the participant’s individual contribution to our success, subject to Committee oversight. This discretionary portion may be used to either increase or decrease a participant’s individual target bonus by up to 40%. The 2007 Plan does not provide for a bonus pool for percentage increases in operating earnings per share that exceed the maximum threshold. The maximum bonus that can be earned by an executive under the 2007 plan is 200% of the participant’s base salary, unless otherwise determined appropriate by the Committee.

If the increase in diluted operating earnings per share is greater than 22%, then the Committee has sole discretion for awarding additional bonuses. If the increase in diluted operating earnings per share is less than 7%, then the Committee has sole discretion for awarding bonuses, if any.

Based on the foregoing, the bonuses awarded to the Named Executive Officers for 2007 are as follows:

Name	Position	2007 Bonus	Percent Change From 2006
Martin L. Vaughan, III	Chief Executive Officer	$100,000	-79.3%
Michael Dinkins	Chief Financial Officer	$60,000	-59.0%
F. Michael Crowley	President	$125,000	-62.9%
Timothy J. Korman	EVP, M&A	$100,000	-57.1%
John P. McGrath	VP, Regional Director	$90,000	-54.1%

Generally, the decreased bonuses reflect poorer performance in 2007 compared to 2006 in a fairly uniform manner. Although the Company did not meet the minimum threshold for awarding bonuses under the 2007 Plan, the Committee exercised discretion to award the reduced amounts shown in the table above, based on the industry’s continued soft pricing environment and the Company’s relatively good performance relative to its peers. Bonuses for 2006 were awarded on a mostly formulaic basis as the Committee had determined that economic objectives had been achieved. The variance in the reductions for the 2007 bonuses reflects the Committee’s judgment of performance in the discretionary bonus amounts awarded.

Overview of Long-Term Incentives

Our long-term incentive plans are generally made available to top performing executives in the form of deferred cash awards, restricted stock and nonqualified stock options, providing the executives with an additional opportunity to accumulate our Common Stock, and wealth, related to ownership of our equity. The relative amounts of these incentives increase as an executive’s position within the Company increases, and is not directly comparable with higher base salaries. The Committee’s belief, after analysis of data provided by Towers Perrin, is that the higher level executives should have a higher proportion of compensation tied to longer-term incentives, and therefore at risk for poor performance, but that all executives eligible for awards of long-term incentives should have the same relative mix of deferred cash, restricted stock and nonqualified stock options. The equity components of our long-term incentives require stock price appreciation in order for the executives to realize any benefit, thus directly aligning executive and stockholder interests. Moreover, these incentives help to retain top executives because the awards are paid out only to executives who remain with us for extended periods.

The deferred cash awards are made pursuant to the Supplemental Cash Incentive Plan (SCIP) and vest over a four year period. The recipient may hypothetically invest such amounts in certain investment funds and be credited with investment gains and losses. As receipt of the funds is deferred, vesting does not trigger an income tax event. In 2007 the Company’s SCIP awards ranged from $51,760 for some Vice Presidents to $323,500 for Mr. Vaughan. Restricted stock and nonqualified stock options are granted annually based on the executive’s level, ranging from 10,000 shares of restricted stock and 25,000 nonqualified stock options to the Chief Executive Officer to 2,000 shares of restricted stock and 4,000 nonqualified stock options to some Vice Presidents. For 2007, the number of shares of restricted stock and nonqualified stock options granted to each Named Executive Officer is reported in the Grants of Plan-Based Awards table located elsewhere in this proxy statement. Prior vesting has not been factored into the annual grants as the amount for each level was set in consultation with the Committee’s consultant. Restricted stock and nonqualified stock options are expensed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” We use the Black-Scholes option pricing model to estimate the fair value of nonqualified stock options. The Committee believes the mix of restricted stock and nonqualified stock options provides the optimal balance of risk and reward for long-term stock incentives as restricted stock is generally perceived to be more tangible and is more likely to be held upon vesting. Nonqualified stock options attain value only on stock price appreciation, which may not occur even with great results, and the exercise of nonqualified stock options is generally done for liquidity, not stock accumulation.

Supplemental Cash Incentive Plan

The SCIP was instituted in 2007 to balance the equity and non-equity long term incentives to executives, and to lower the amount of nonqualified stock options issued to executives. Awards under the SCIP vest at the same rate as nonqualified stock options and contain substantially the same provisions as the Company’s option form for termination, change in control, death, disability and retirement. The executive recipient elects a deferral period (of not less than four years) and payout term and directs into which funds the SCIP award shall be hypothetically invested for subsequent crediting of investment gains and losses. Investment options range from a market interest rate vehicle to aggressive stock funds. Common Stock of the Company is not an investment option under the SCIP.

Restricted Stock

The Committee’s restricted stock program provides the executive with long-term wealth accumulation as the price of our Common Stock appreciates, thus aligning the executive’s interests with the interests of our stockholders. Moreover, the program serves as an executive retention tool as restricted stock vests only if the executive remains with us.

Restricted stock awards to executives vest in 25% increments over a five year period, provided that certain operating performance goals of the Company are achieved. If the performance goals are met, the first 25% of the award will vest two years from the date of the award, with the remainder of the award vesting in 25% increments each year thereafter.

The performance goals for the 2007 restricted stock awards to vest are the achievement of (i) a target percentage of diluted operating earnings per share growth in one of the two years prior to each vesting date (the initial Target for 2006 and 2007 was set at a 10% increase) and (ii) a minimum percentage increase in budgeted profit of 2% in the calendar year preceding each vesting date (in case the Target is adjusted). The Committee sets the Target diluted operating earnings per share growth to be the performance level whereby median bonuses are earned each year. The Committee determined at prior meetings that the target performance level as of December 31, 2007 had not been met, while the target performance level as of December 31, 2006 had been met. Accordingly, based on 2006 operating results, restricted stock vested in both 2007 and 2008 as diluted operating earnings per share had increased by the Target in one of the two preceding years.

Nonqualified Stock Options

The Committee views nonqualified stock options as a deferred incentive and retention tool. Nonqualified stock options require stock price appreciation in order for executives to realize any benefit, thus directly aligning employee and stockholder interests. Nonqualified stock options are granted annually based on the executive’s position and vest 25% per year for four years from the date of grant. Since the options are granted annually at the then current market price and expire after seven years, their value arises only from stock appreciation prior to expiration. The nonqualified stock options are granted at the discretion of the Committee and are not granted in connection with any target Company or individual performance.

Timing of Long-Term Incentive Awards

Our long-standing practice has been to make grants of nonqualified stock options and/or awards of restricted stock to executives in mid-February of each year in connection with previously scheduled meetings of the Board of Directors and various committees. Consistent with this practice, grants of nonqualified stock options and awards of restricted stock for 2007 were approved by the Committee on February 12, 2007.

We usually report annual earnings for the previous fiscal year by the last week of February. For fiscal year 2006, our news release on earnings was made public on February 21, 2007. Although the members of the Committee were aware of the impending release of material non-public information at the time grants of restricted stock and nonqualified stock options were made, the Committee did not use such information in determining the amount of the awards to be made to executives and directors for that fiscal year nor did the Committee withhold the making of grants to confer a benefit on the recipient of a grant or avoid a loss in value of a grant.

We are aware that the release of our fiscal year financial results may have an impact on the market price of our Common Stock, and therefore the value of the restricted stock and nonqualified stock option grants, depending on whether the information is favorable or unfavorable. However, we believe that mid-February is an appropriate time during the year to make restricted stock and nonqualified stock option grants and that a consistent application of our granting practices from year to year regardless of the content of the fiscal year earnings release is also appropriate. The restricted stock and nonqualified stock options granted by the Committee are designed to create incentives for the creation of long-term stockholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our Common Stock.

We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation. We do not have a practice of setting the exercise price of options based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select a price based on a period before, after or surrounding the grant date. Except for the 2006 grants, which were approved on February 13, 2006 to be effective on February 16, 2006 at the closing price on February 15, 2006, nonqualified stock options are granted at the closing price of our Common Stock on the date of grant. The Committee had intended to have executive grants over a series of years all have a common grant and vesting date, but suspended this initiative with the recent concerns over option dating practices.

Executive and Senior Management Stock Ownership Policy

The Committee believes that as an executive’s position with us rises, the percentage of such executive’s total compensation that is dependent on our performance should rise accordingly. Our executive and senior management stock ownership policy furthers this philosophy by requiring senior management to attain certain stock ownership levels and therefore maintain a vested interest in our equity performance. Over a five year period, measured from the later of admittance into, or promotion within, the executive group, the executives covered by such plan are expected to reach a prescribed ownership level, which is expressed as a multiple of the executive’s base salary. The 2007 stock targets for the Named Executive Officers and the percentage of the target attained at December 31, 2007 are as follows:

Name	Position	Target	Percentage of Target Attained
Martin L. Vaughan, III	Chief Executive Officer	5 times base salary	459%
Michael Dinkins	Chief Financial Officer	3 times base salary	104%
F. Michael Crowley	President	4 times base salary	132%
Timothy J. Korman	EVP, M&A	3 times base salary	417%
John P. McGrath	VP, Regional Director	3 times base salary	388%

The Committee believes our Named Executive Officers have made sufficient progress in attaining their required ownership levels. During 2004 and 2005 when Messrs. Crowley and Dinkins, and three other executives, were hired or promoted, the expected ownership levels were not communicated to them at the time of hire or promotion. In 2006, the Committee agreed to count unvested restricted stock in the ownership totals for those executives hired or promoted since September 2003 and set the expectation that such executives would retain any net vested restricted stock and would otherwise take appropriate steps to accumulate the required amount of shares within six years. For all other executive officers, only actual shares and deferred stock units count toward the target.

We do not have a policy governing the hedging by the Named Executive Officers of the economic risk of ownership of our Common Stock.

Tax Considerations – Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1,000,000 paid to named executive officers of public companies. We intend to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with our best interests and the interests of our stockholders. Since our corporate objectives may not always be consistent with the requirements of full deductibility, we may enter into compensation arrangements under which payments are not deductible under Section 162(m).

Change of Control Agreements

To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the threat or occurrence of a takeover, we have entered into change of control employment agreements with certain of our executive officers, including all of the currently employed Named Executive Officers named in the Summary Compensation Table — Messrs. Vaughan, Crowley, Korman, Dinkins and McGrath.

In the event there is a change of control of the Company, the agreements provide that the executive will be employed for a period of three years after the change of control. If the employment of the executive terminates at any time during the three year period following a change of control for any reason other than death, disability, cause or the executive’s “window period” election, the executive will receive an agreed upon amount of severance pay equal to two to three times such executive’s highest applicable annual salary and bonus. Additionally, the executive would be eligible to receive benefits substantially equivalent to those which would have been received under our qualified and non-qualified plans. The change of control employment agreements provide that any excise taxes shall be paid by us, as well as any legal expenses of the executive. If an executive elects to terminate his employment during the thirty day period following the first anniversary of the change of control, the executive shall be entitled to a lump sum severance payment equal to one-half to one times the executive’s highest applicable annual salary and bonus.

Messrs. Vaughan, Crowley, Dinkins and Korman each have a change of control employment agreement which provides for a multiplier of three for determining the amount of severance pay (except for death, disability, cause or executive’s “window period” election) and a multiplier of one for determining the amount of severance pay in the event of an executive’s voluntary “window period” termination in the first year after the change of control. The same provisions in the change of control agreement for Mr. McGrath use multipliers of two and one-half for determining the amount of severance pay. Mr. McGrath’s multipliers are less than the other Named Executive Officers because the Human Resources & Compensation Committee deemed his position to be more likely to survive a change in control and deemed him more likely to be able to find a comparable position, whereas the other Named Executive Officers, as headquarters employees, would likely lose their positions and have difficulty finding comparable ones.

Employment Agreements

We do not generally offer employment agreements to the executive group. The Committee believes that the best interests of shareholders are served when executives serve at the pleasure of the Chief Executive Officer or the Board. However, to attract and retain certain key positions, the Committee occasionally does approve employment agreements and has done so for three of the Named Executive Officers – Messrs. Vaughan, Crowley and Korman. These agreements contain “evergreen” provisions such that one year prior to the termination of the agreement, the executive’s employment term will be extended by one year, unless written notice of non-renewal is given. The effect for all three is such that the term of employment, unless notification not to renew has been given, will always be between 14 and 26 months. The agreements also contain provisions for the payment of certain amounts for death, disability, and termination with or without cause, as disclosed under the caption “Executive Compensation – Potential Payments Upon Termination or a Change of Control.” The Committee believes that these agreements are in our best interests and the best interests of our shareholders as they are important retention tools to keep their services and to discourage them from considering work with competitors.

Additional Compensation

We provide additional compensation to executives through various plans that are also available to some or all of our employees. Although these plans are not directly overseen by the Committee, the Committee considers these plans when reviewing an executive’s total annual compensation and determining the annual and long-term compensation components described above.

Retirement Plans

We provide a Retirement Saving Plan (RSP) which is available to all full time employees. We match 100% of the first 3% of an employee’s compensation that the employee contributes to the RSP, up to the annual maximum ($6,750 for 2007). There are more than a dozen investment options, including the HRH Stock Fund.

Defined Contribution and Deferred Compensation Plans

We maintain a Supplemental Executive Retirement Plan (SERP) which accrues 3% of the amount by which an employee’s base salary exceeds the salary maximum for contributions to the RSP. The SERP program is a defined contribution plan available to all full time employees whose base compensation exceeds the contribution limit to the RSP and certain grandfathered employees under the original SERP. The 2007 contribution limit for the RSP is $225,000 and the 2006 contribution limit was $220,000. The contributions were accrued on January 1, 2007 based on 2006 base salary, and interest was accrued on December 31, 2007 at 7% annually on the January 1, 2007 balance. Vesting of amounts accrued under the SERP program occurs over a 15-year period. The payment of the balance of amounts accrued under the SERP program is triggered by the employee’s retirement or termination of employment. The amounts accrued as above-market interest for 2007 and 2006 under the SERP program for the Named Executive Officers are disclosed in footnote 4 to the Summary Compensation Table and the 2007 registrant contributions and aggregate obligations accrued under the SERP program for the Named Executive Officers are shown in the Nonqualified Defined Contribution and Deferred Compensation in 2007 table.

We have an Executive Voluntary Deferral Plan (EVDP) which is available to all highly compensated employees. For 2007, highly compensated employees are determined to be those who respectively have a permitted compensation in excess of $225,000. Participants in the EVDP may elect to defer salary or bonus or both and to invest the deferrals in any of the funds offered in connection with the EVDP or in an HRH deferred stock unit account (with each unit being equal to one share of our Common Stock). The aggregate earnings on amounts deferred by the Named Executive Officers in 2007 under the EVDP are disclosed in the Nonqualified Defined Contribution and Deferred Compensation in 2007 table. The accumulated payout obligations as of December 31, 2007 to the Named Executive Officers are: Mr. Vaughan – $3,333,524; Mr. Dinkins - $0; Mr. Crowley - $0; Mr. Korman - $864,320; and Mr. McGrath - $489,440.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (ESPP) is available to all full time employees. Under the ESPP, participating employees authorize withholding from their paychecks to purchase shares of our Common Stock on a monthly basis and we match 15% of the employee’s withholding, up to a maximum monthly match of $150 for $1,000 of employee withholding.

The Committee believes the annual, long-term, severance and other plan-based compensation as described above reflect our executive compensation philosophy of aligning the interests of our key executives with our shareholders as well as attracting, retaining and motivating talented people to execute our long-term strategy. Each of these components was utilized in determining the 2007 executive compensation for each of the Named Executive Officers.

Internal Pay Equity

In the process of reviewing each component separately, and in the aggregate, the Committee directs our human resources department to prepare a spreadsheet showing “internal pay equity.” This spreadsheet shows the relationship between each management position level of compensation (e.g., between the Chief Executive Officer and the Chief Financial Officer and other Named Executive Officers, and then between the Chief Executive Officer and other executives). The comparison includes all components of compensation (as previously described), both individually and in the aggregate.

We believe that the relative difference between the Chief Executive’s compensation and the compensation of our other Named Executive Officers or other executives did not increase significantly in 2007. Our internal pay equity comparison studies began approximately 10 years ago and the percentage differences between the Chief Executive Officer and the other executives in 2006 are not significantly different than in 1997. Over the 10 year period, the Chief Executive’s total compensation has been in the range from 1.25 to 2 times the compensation of the next highest paid executive officer.

HUMAN RESOURCES & COMPENSATION COMMITTEE REPORT

The Human Resources & Compensation Committee of the Board of Directors is composed exclusively of non-employee, independent directors. Under its charter, the Committee is responsible for the oversight of the compensation program for the Chief Executive Officer and other members of senior management, including the Named Executive Officers, and it determines and administers their compensation. The Chief Executive Officer’s compensation must also be approved by the independent directors of the Board.

The Committee’s philosophy is to provide a compensation package that attracts and retains executive talent and delivers higher rewards for superior individual and Company performance. It is the Committee’s goal to provide a balanced mix of annual and long-term compensation that the Committee believes appropriate to align the short- and long-term interests of the Company’s executives with that of its shareholders and to encourage executives to act as equity owners of the Company. Equity ownership is further emphasized through the Company’s executive and senior management stock ownership policy.

The Committee has reviewed the Compensation Discussion and Analysis included elsewhere in this report and discussed it with management of the Company. Based on this review and discussion, the Committee recommends that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A or 2007 Annual Report on Form 10-K.

Dated: February 11, 2008

HUMAN RESOURCES & COMPENSATION COMMITTEE
Thomas H. O’Brien, Chairman
Norwood H. Davis, Jr.
Robert W. Fiondella
Warren M. Thompson
Robert S. Ukrop

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Human Resources & Compensation Committee is a current or former officer of the Company or any of its subsidiaries and no member had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

EXECUTIVE COMPENSATION

Summary Compensation Table

Our compensation philosophy, including a discussion of the elements of compensation that we pay our Named Executive Officers and the material factors necessary to understand the compensation reflected in the Summary Compensation Table and Grants of Plan-Based Awards Table, and a discussion of our employment and change of control agreements with our Named Executive Officers are set forth in our Compensation Discussion and Analysis on page 12 of this proxy statement.

The following table sets forth the cash and other compensation paid by the Company to each of the Named Executive Officers for the fiscal years ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Martin L. Vaughan, III	2007	635,000	288,764	375,883	100,000	55,863	114,759	1,570,269
Chairman and Chief Executive Officer	2006	554,667	303,651	416,202	482,300	42,743	41,124	1,840,687
Michael Dinkins	2007	322,500	69,226	73,679	60,000	71	36,673	562,149
Executive Vice President and Chief Financial Officer	2006	308,333	56,182	59,704	146,280	—	57,824	628,323
F. Michael Crowley	2007	456,667	220,857	137,083	125,000	334	76,313	1,016,254
President	2006	440,000	246,594	118,645	337,080	123	46,749	1,189,191
Timothy J. Korman	2007	361,667	126,187	123,949	100,000	27,362	58,554	797,719
Executive Vice President, Mergers and Acquisitions	2006	348,333	131,987	139,915	233,200	21,003	32,350	906,788
John P. McGrath	2007	394,347	101,604	97,701	90,000	1,507	50,826	735,985
Vice President – Regional Director – Midwest Region	2006	343,318	103,930	110,603	196,100	1,105	42,988	798,044

(1)	This column represents the expense recognized for financial statement reporting purposes with respect to the fair value of restricted stock granted to the Named Executive Officers in 2007 and in prior fiscal years in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (SFAS 123R). The fair value of restricted stock is calculated using the closing sales price of our Common Stock on the date of grant. For additional information on restricted stock awards made in 2007, see the Grants of Plan-Based Awards Table on page 22 of this proxy statement. The amounts shown in the table do not correspond to the actual value that will be recognized by the executives.
(2)	This column represents the expense recognized for financial statement reporting purposes with respect to the fair value of nonqualified stock options granted to the Named Executive Officers in 2007 and in prior fiscal years in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. We use a Black-Scholes option-pricing model to estimate the fair value of stock option awards in accordance with SFAS 123R. See “Note H-Shareholders’ Equity” of Notes to Consolidated Financial Statements included in our 2007 Annual Report on Form 10-K for an explanation of the assumptions used in estimating the fair value of our nonqualified stock option awards. The amounts shown in the table do not correspond to the actual value that will be recognized by the executives.
(3)	This column represents bonus amounts paid pursuant to the 2007 and 2006 Corporate Incentive Plans for achievements relating to our financial performance for the 2007 and 2006 fiscal years, respectively. See Compensation Discussion and Analysis - Overview of Annual Incentives – Annual Bonuses on page 13 of this proxy statement and the Grants of Plan-Based Awards table below for additional information regarding non-equity incentive plan compensation.
(4)

The amounts in this column represent the above-market interest earned by the Named Executive Officers under the SERP and EVDP. The above-market interest represents the difference between market interest rates and the rate of interest paid under the respective plan. Relating to the SERP program, Messrs. Vaughan, Crowley, Dinkins, Korman and McGrath earned above–market interest of $2,044, $334, $71, $9,261 and $1,507, respectively, for 2007 and $1,387, $123, $0, $7,093 and $1,105,

respectively, for 2006. Relating to the EVDP program, Messrs. Vaughan and Korman earned above-market interest for 2007 of $53,819 and $18,101, respectively, and for 2006 $41,356 and $13,910, respectively. See the Nonqualified Defined Contribution and Deferred Compensation in 2007 table on page 24 of this proxy statement for additional information.

(5)	Except for perquisites and acceleration of the unvested portion of SCIP awards for all Named Executive Officers, no individual item in All Other Compensation exceeded $10,000. Perquisites received by Messrs. Vaughan, Dinkins, Crowley, Korman and McGrath were $18,509, $4,383, $27,473, $14,222 and $15,135, respectively. In 2007, perquisites relate to financial planning assistance, use of a Company vehicle, auto allowance, club memberships, relocation assistance and personal travel for spouses. None of these perquisites individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the Named Executive Officer. Regarding Mr. Dinkins, a third-party relocation company purchased his home as part of his relocation assistance. As part of our contractual obligation with the relocation company selling the house, we paid approximately $338,000 to the relocation company to reimburse certain costs. The amount paid to the relocation company was not compensation to Mr. Dinkins and is not reflected in the Summary Compensation Table. Vesting of SCIP awards in 2007 for Messrs. Vaughan, Dinkins, Crowley, Korman and McGrath was $67,396, $19,545, $32,350, $26,958 and $21,567, respectively. The SCIP was first established in 2007, so there were no 2006 SCIP awards.

Grants of Plan-Based Awards in 2007

The following table provides information about equity and non-equity plan-based awards to the Named Executive Officers during the fiscal year ended December 31, 2007.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)

Martin L. Vaughan,	02/12/07	02/12/07	197,000	585,000	1,300,000	—	—	—	—	—	—
III	02/12/07	02/13/07	—	—	—	8,000	10,000	12,000	—	—	426,600
	02/12/07	02/13/07	—	—	—	—	—	—	25,000	42.66	264,000

Michael Dinkins	02/12//07	02/12/07	50,000	150,000	650,000	—	—	—	—	—	—
	02/12/07	02/12/07	—	—	—	2,800	3,500	4,200	—	—	149,310
	02/12/07	02/12/07	—	—	—	—	—	—	7,250	42.66	95,918

F. Michael Crowley	02/12//07	02/12/07	121,000	360,000	920,000	—	—	—	—	—	—
	02/12/07	02/12/07	—	—	—	4,800	6,000	7,200	—	—	255,960
	02/12/07	02/12/07	—	—	—	—	—	—	12,000	42.66	158,760

Timothy J. Korman	02/12//07	02/12/07	74,000	220,000	728,000	—	—	—	—	—	—
	02/12/07	02/12/07	—	—	—	3,600	4,500	5,400	—	—	191,970
	02/12/07	02/12/07	—	—	—	—	—	—	10,000	42.66	132,300

John P. McGrath	02/12//07	02/12/07	62,000	185,000	696,000	—	—	—	—	—	—
	02/12/07	02/12/07	—	—	—	3,200	4,000	4,800	—	—	170,640
	02/12/07	02/12/07	—	—	—	—	—	—	8,000	42.66	105,840

(1)	These amounts represent the possible payouts that could be earned by each Named Executive Officer under the 2007 Corporate Incentive Plan if the threshold, target and maximum performance goals for fiscal year 2007 were satisfied. The amounts earned by the executives for 2007 are included in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. See Compensation Discussion and Analysis – Overview of Annual Incentives – Annual Bonuses on page 13 of this proxy statement for additional information.
(2)	These quantities represent the possible share issuances that could be earned by each Named Executive Officer under the 2007 restricted stock grants if the threshold, target and maximum performance goals for fiscal year 2007 were satisfied. See Compensation Discussion and Analysis – Overview of Long-Term Incentives – Restricted Stock on page 15 of this proxy statement for additional information. Mr. Vaughan’s restricted stock grant was also subject to being ratified by the full Board, which occurred on the following day.
(3)	This column shows the number of nonqualified stock options granted in 2007 to the Named Executive Officers. These options vest and become exercisable ratably in four equal annual installments, beginning on February 12, 2008, one year after the grant date. Mr. Vaughan’s nonqualified stock option grant was also subject to being ratified by the full Board, which occurred on the following day.
(4)	This column shows the exercise price for the nonqualified stock options approved February 12, 2007, with the exercise price being the closing price of our Common Stock on February 12, 2007.

(5)	This column shows the full grant date fair value under SFAS 123R of the restricted stock and nonqualified stock options granted to the Named Executive Officers in 2007. See footnotes 1 and 2 of the Summary Compensation Table for additional information.

Outstanding Equity Awards at 2007 Fiscal Year End

The following table provides information on the outstanding stock option and stock awards for each of the Named Executive Officers as of December 31, 2007. Each outstanding equity grant is shown separately for each named executive.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Martin L. Vaughan, III
02/11/02	24,000	—	37.45	02/11/09			—	—
02/11/03	24,000	—	37.25	02/11/10			1,500	60,855
05/06/03	26,000	—	36.35	05/06/10			1,000	40,570
02/09/04	37,500	12,500	32.73	02/09/11			5,000	202,850
02/07/05	25,000	25,000	33.06	02/07/12			7,500	304,275
02/16/06	12,500	37,500	39.35	02/16/13			10,000	405,700
02/12/07	—	25,000	42.66	02/12/14			10,000	405,700
Michael Dinkins
10/01/05	2,500	2,500	37.32	10/01/12	1,000	40,570	—	—
02/16/06	3,250	9,750	39.35	02/16/13			3,000	121,710
02/12/07	—	7,250	42.66	02/12/14			3,500	141,995
F. Michael Crowley
02/07/05	10,000	10,000	33.06	02/07/12			3,750	152,138
11/29/05	—	—	—	—			3,750	152,138
02/16/06	6,000	18,000	39.35	02/16/13			6,000	243,420
02/12/07	—	12,000	42.66	02/12/14			6,000	243,420
Timothy J. Korman
02/11/02	16,000	—	37.45	02/11/09			—	—
02/11/03	16,000	—	37.25	02/11/10			1,000	40,570
02/09/04	12,000	4,000	32.73	02/09/11			2,000	81,140
02/07/05	9,000	9,000	33.06	02/07/12			3,375	136,924
02/16/06	4,500	13,500	39.35	02/16/13			4,500	182,565
02/12/07	—	10,000	42.66	02/12/14			4,500	182,565
John P. McGrath
02/11/02	16,000	—	37.45	02/11/09			—	—
02/11/03	16,000	—	37.25	02/11/10			1,000	40,570
02/09/04	7,500	2,500	32.73	02/09/11			1,250	50,713
02/07/05	7,250	7,250	33.06	02/07/12			2,625	106,496
02/16/06	3,625	10,875	39.35	02/16/13			3,500	141,995
02/12/07	—	8,000	42.66	02/12/14			4,000	162,280

(1)	The options granted to the Named Executive Officers vest and become exercisable at a rate of 25% of the aggregate number of shares of our Common Stock covered by such options on each of the first four successive anniversary dates following the date of grant.
(2)

Except for Mr. Dinkins’ October 1, 2005 grant, vesting over four years, with no performance conditions, this column represents restricted stock that vests 25% per year on each of four successive anniversary dates commencing two years after the date of the award, provided the Named Executive Officer is employed full time by us on the applicable vesting date, and provided further that our operating earnings per share must have increased by the requisite percentage on a year over year basis in at least one of the two calendar years preceding each vesting date. The performance criteria for vesting of the restricted stock in February 2007 for eligible grants were met.
(3)	The market value of the restricted stock awards is calculated using the closing market price of our Common Stock on December 31, 2007, which was $40.57.

Option Exercises and Stock Vested in 2007

The following table provides information for the Named Executive Officers on stock option exercises and the vesting of restricted stock during 2007, each before payment of any applicable withholding tax and broker commissions. No amounts shown in the table were deferred. There are no transfers for value included in the table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Martin L. Vaughan, III	24,000	571,200	9,000	392,630
Michael Dinkins	—	—	500	22,145
F. Michael Crowley	—	—	5,833	255,469
Timothy J. Korman	—	—	4,125	179,561
John P. McGrath	32,000	925,280	3,500	152,355

(1)	Mr. Vaughan exercised 24,000 nonqualified stock options on November 9, 2007 with an exercise price of $18.76 per share and a market price of $42.56 per share. Mr. McGrath exercised (i) 16,000 nonqualified stock options on February 26, 2007 with an exercise price of $14.22 per share and a market price of $46.82 per share and (ii) 16,000 nonqualified stock options on October 30, 2007 with an exercise price of $18.76 per share and a market price of $43.99 per share.
(2)	The value realized on exercise of option awards is computed based on the difference between the market price of our stock at exercise and the exercise price of the option.
(3)	The amounts in this column represent the number of shares of restricted stock that vested for each of the Named Executive Officers in 2007.
(4)	The value realized on vesting of restricted stock awards is computed by multiplying the number of shares of restricted stock that vested in 2007 by the market price of our Common Stock on the applicable vesting date. Except for 1,000 shares vested for Mr. Vaughan on May 6, 2007 at $44.39 per share; 3,333 and 500 shares of restricted stock for Messrs. Crowley and Dinkins, respectively, vested on October 1, 2007 at $44.29 per share; and 1,250 shares of restricted stock for Mr. Crowley vested on November 29, 2007 at $42.75 per share; the remainder of the shares of restricted stock vested on February 16, 2007 with a market price of $43.53 per share on that date.

Nonqualified Defined Contribution and Deferred Compensation in 2007

Our SERP accrues 3% of the amount by which an employee’s base salary exceeds the salary maximum for contributions to our Retirement Stock Plan. The SERP program is available to all full time employees whose base compensation exceeds the contribution limit to the Retirement Stock Plan and certain grandfathered employees under the original SERP. Grandfathered participants receive the greater of the regularly calculated contribution or 2% of base salary. Mr. Korman is a grandfathered participant. The 2007 contribution limit for the Retirement Stock Plan is $225,000 and the 2006 contribution limit was $220,000. The contributions were accrued on January 1, 2007 based on 2006 base salary, and interest was accrued on December 31, 2007 at 7% annually on the January 1, 2007 balance. Vesting of amounts accrued under the SERP program occurs over a 15-year period. The payment of the balance of amounts accrued under the SERP program is triggered by the employee’s retirement or termination of employment.

Our EVDP is available to all highly compensated employees. For 2007, highly compensated employees are determined to be those who respectively have a permitted compensation in excess of $225,000. Participants in the EVDP may elect to defer salary or bonus or both and to invest the deferrals in any of the funds offered in connection with the EVDP or in an HRH deferred stock unit account (with each unit being equal to one share of our Common Stock). Earnings on deferrals vary according to the performance of the investment fund selected by the participant. Executives who were permitted to defer compensation into deferred cash accounts prior to January 1, 2004, earn interest at the fixed rate of 7% per annum.

Our SCIP was instituted in 2007 to balance the equity and non-equity long term incentives to executives, and to lower the amount of nonqualified stock options issued to executives. Awards under the SCIP vest at the same rate as nonqualified stock options and contain substantially the same provisions as the Company’s option form for change in control, death, disability and retirement. The executive recipient elects a deferral period (of not less than four years) and payout term and directs into which funds the SCIP award shall be hypothetically invested and subsequently credited with investment gains and losses. Investment options range from a market interest rate vehicle to aggressive stock funds. Common Stock of the Company is not an investment option under the SCIP.

The following table provides information for each of our Named Executive Officers as of December 31, 2007: (i) on the gross value of the contributions and earnings credited under our SERP; (ii) on the non-qualified deferred compensation under the EVDP; and (iii) on the gross value of the awards and earnings credited under our SCIP.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Martin L. Vaughan, III
SERP	—	12,300	5,318	—	93,595
EVDP	482,300	—	159,516	—	3,333,524
SCIP	—	323,500	12,967	—	336,467
Michael Dinkins
SERP	—	2,925	186	—	5,761
SCIP	—	93,815	(1,599)	—	92,216
F. Michael Crowley
SERP	—	6,950	870	—	20,252
SCIP	—	155,280	6,224	—	161,504
Timothy J. Korman
SERP	—	7,233	24,098	—	375,588
EVDP	100,000	—	55,286	—	864,320
SCIP	—	129,400	7,940	—	137,340
John P. McGrath
SERP	—	3,625	3,922	—	63,570
EVDP	128,050	—	65,736	—	489,440
SCIP	—	103,520	15,922	—	119,442

(1)	Executive contributions in 2007 consisted of a portion of the bonuses paid in February 2007 for prior year performance and were reported in the Summary Compensation Table.
(2)	Registrant contributions to the SERP and vested portions of SCIP awards in 2007 were included in All Other Compensation as reported in the Summary Compensation Table.
(3)	The amounts in this column include above-market interest from the SERP and EVDP programs which is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table in this proxy statement. The amounts shown in this column relating to the SCIP award represent the hypothetical investment results for that executive. See footnotes 4 and 5 of the Summary Compensation Table for additional information.

Potential Payments Upon Termination or Change of Control

The benefits payable to an executive following death or disability are substantially similar under all scenarios, whether employment is considered to be at will or pursuant to a Change of Control or Employment Agreement. All option agreements and restricted stock grants currently provide for immediate vesting upon death or a determination of disability, independently of any other agreement. All Change of Control Agreements provide for immediate vesting of equity-based awards upon a change of control.

If an executive not employed under a Change of Control or Employment Agreement dies or is determined disabled on December 31, 2007, employment terminates immediately, and the executive would receive the life insurance or disability benefits described below. The executive would be eligible to receive the bonus, if any, under the 2007 Corporate Incentive Plan at the typical time for payment in February or March 2008.

If an executive dies or is determined to be disabled on December 31, 2007, while employed under a Change of Control or Employment Agreement, then employment terminates immediately. The Company would owe the executive no further salary, but would owe the bonus, if any, accrued under the 2007 Corporate Incentive Plan. The bonus would be payable under the Employment Agreements no later than March 15, 2008, and under the Change of Control Agreements by January 30, 2008. The accrued bonus at December 31, 2007 for Messrs. Vaughan, Dinkins, Crowley, Korman and McGrath was $100,000, $60,000, $125,000, $100,000, and $90,000, respectively. Under the Change of Control scenario for death or disability, the bonus for Messrs. Vaughan, Dinkins, Crowley, Korman and McGrath would be $482,300, $146,280, $337,080, $233,200 and $196,100, respectively. In addition, outstanding equity awards will accelerate vesting resulting in a benefit to Messrs. Vaughan, Dinkins, Crowley, Korman and McGrath of $1,751,450, $324,295, $888,175, $739,184 and $589,369, respectively. Death or disability also accelerates vesting of the SCIP for Messrs. Vaughan, Dinkins, Crowley, Korman and McGrath in the respective amounts of $256,104, $74,270, $122,930, $102,442 and $81,953.

In the event of death, the executive’s estate would receive a life insurance death benefit from two Company paid sources. The Company’s standard life insurance benefit offered to all employees is one times basic annual earnings, capped at $350,000, with an additional $350,000 possible in the case of accidental death. The Company also pays for a death benefit for executives as follows: Mr. Vaughan, $3,000,000; Mr. Dinkins, $1,000,000; Mr. Crowley, $2,000,000; Mr. Korman, $2,000,000; and Mr. McGrath, $2,000,000. The Company pays the premiums for such insurance and attributes the required amount of such benefit to each executive’s income. The cost varied from $1,950 to $9,805 for the Named Executive Officers in 2007. At their own cost employees may buy supplemental, spousal and dependent child life insurance under the Company’s basic life insurance benefit.

Executives determined to be disabled on December 31, 2007, would receive disability benefits from the Company’s standard and executive disability plans. The Company’s standard disability plan has a short and long-term component. Short-term disability is paid for six months at 60% to 100% of basic compensation, depending on the disabled employee’s years of service. The Company’s standard long-term disability program begins after six months and provides for 60% of basic compensation, up to an annual maximum of $200,000. The executive disability plan commences upon long-term disability and offers a monthly supplement and an additional amount for a catastrophic disability. The supplemental and catastrophic monthly amounts for the Named Executive Officers are as follows, respectively: Mr. Vaughan, $10,000 and $8,000; Mr. Dinkins, $5,000 and $7,500; Mr. Crowley, $5,000 and $8,000; Mr. Korman, $10,000 and $8,000; and Mr. McGrath, $10,000 and $8,000. The standard and executive disability payments continue until age 65, and may continue for an additional two years if the participant is actively working 30 hours per week. The cost for the executive disability plan is borne by the Company and in 2007 ranged from $2,190 to $4,408 for the Named Executive Officers.

Medical and dental benefits do not continue following death or disability.

Termination for other than death, disability or retirement varies by Named Executive Officer, whether such event occurs under no agreement, an Employment Agreement or a Change of Control Agreement, whether the event was voluntary or involuntary and whether there was cause as defined in the applicable situation. Messrs. McGrath and Dinkins do not have Employment Agreements providing beyond at will employment. If terminated without cause on December 31, 2007, Messrs. Vaughan, Crowley and Korman would receive payments for the unexpired employment periods lasting, respectively, until May 31, 2009, October 31, 2009 and November 30, 2009.

All of the Named Executive Officers have Change of Control Agreements providing for three years of continued employment and benefits upon a change of control. Except for Mr. McGrath’s agreement, all other Named Executive Officers have provisions allowing for a payment equal to three years of salary, bonus and benefits for a voluntary termination for Good Reason (as defined in the agreement) or an involuntary termination without Cause (as defined in the agreement) and a payment equal to one year salary and bonus for a voluntary termination without Good Reason within thirty days after the first anniversary of the change of control. Mr. McGrath’s multiples of salary and bonus in such events are two and one-half, respectively.

The following tables set forth the payments the Named Executive Officers would receive upon resignation or termination, whether from termination of at will employment or under their applicable Change of Control or Employment Agreements.

Potential Payments upon Termination of Employment

Termination Event	Cash Severance Payments	Other Cash Severance - Current Year Incentive	Other Benefits (5)	Accelerated Vesting of Equity Awards(6)	Total
	($)	($)	($)	($)	($)
Termination by Company for Cause or by Executive for Other Than Good Reason (1) (2)
Martin L. Vaughan, III	—	100,000	256,104	—	356,104
Michael Dinkins	—	60,000	—	—	60,000
F. Michael Crowley	—	125,000	122,930	—	247,930
Timothy J. Korman	—	100,000	102,442	—	202,442
John P. McGrath	—	90,000	—	—	90,000
Termination by Company Without Cause or by Executive for Good Reason (1) (3)
Martin L. Vaughan, III	920,833	582,300	280,069	1,751,450	3,534,652
Michael Dinkins	—	60,000	—	—	60,000
F. Michael Crowley	843,333	462,080	161,334	888,175	2,354,922
Timothy J. Korman	697,667	333,200	124,061	—	1,154,928
John P. McGrath	—	90,000	—	—	90,000
Retirement (1) (4)
Martin L. Vaughan, III	—	100,000	256,104	1,751,450	2,107,554
Michael Dinkins	—	60,000	—	—	60,000
F. Michael Crowley	—	125,000	122,930	888,175	1,136,105
Timothy J. Korman	—	100,000	102,442	—	202,442
John P. McGrath	—	90,000	—	—	90,000

(1)	The amounts shown in the table do not include the distribution of previously vested balances under the EVDP, SERP, SCIP or RSP.
(2)	This termination event reflects (i) a cash severance benefit representing the accrued bonus for the latest fiscal year, and (ii) the acceleration of the unvested portion of SCIP awards for Messrs. Vaughan, Crowley and Korman.
(3)	This termination event has different provisions for the Named Executive Officers. For Messrs. Vaughan, Crowley and Korman, this termination event reflects (i) a cash severance benefit based upon the remaining contractual employment period and the executive’s annual base salary and highest recent bonus, (ii) a cash severance benefit representing the accrued bonus for the latest fiscal year, (iii) continuation of insurance and medical benefits for the remaining contractual employment period, (iv) accelerated vesting in the SERP benefit (Messrs. Vaughan and Korman are already 100% vested), and (v) the acceleration of the unvested portion of SCIP awards for Messrs. Vaughan, Crowley and Korman. In addition, for Messrs. Vaughan and Crowley, this termination event provides accelerated vesting for equity awards. For Messrs. Dinkins and McGrath, this termination event reflects a cash severance benefit representing the accrued bonus for the latest fiscal year.
(4)	This termination event has different provisions for the Named Executive Officers. For Messrs. Vaughan and Crowley, this termination event provides accelerated vesting for equity awards. For all of the Named Executive Officers, this termination event reflects a cash severance benefit representing the accrued bonus for the latest fiscal year. For Messrs. Vaughan, Crowley and Korman, this termination event also reflects the acceleration of the unvested portion of SCIP awards.
(5)	The amounts shown in this column largely represent accelerated vesting under the SCIP, and, in the case of Messrs. Vaughan, Crowley and Korman for termination without cause or for good reason, include these respective amounts for life, medical and disability insurance: $23,965; $18,152 and $21,619. Mr. Crowley’s amount for termination without cause or for good reason also includes $20,252 for accelerated vesting under the SERP.
(6)	The amounts in this column represent the compensation due to accelerated vesting of equity awards.

Potential Payments upon Employment Termination after Change of Control

Termination Event	Cash Severance Payments	Accelerated Vesting of Equity Awards (6)	Other Benefits (7)	Excise Tax Gross-up	Total
	($)	($)	($)	($)	($)
Voluntary Resignation In Window Period (1) (2)
Martin L. Vaughan, III	1,614,600	1,751,450	306,853	—	3,672,903
Michael Dinkins	617,560	324,295	109,390	—	1,051,245
F. Michael Crowley	1,134,160	888,175	172,886	—	2,195,221
Timothy J. Korman	830,400	739,184	136,280	—	1,705,864
John P. McGrath	468,150	589,369	103,346	—	1,160,865
Termination by Company for Cause (1) (3)
Martin L. Vaughan, III	100,000	1,751,450	256,104	—	2,107,554
Michael Dinkins	60,000	324,295	80,031	—	464,326
F. Michael Crowley	125,000	888,175	143,182	—	1,156,357
Timothy J. Korman	100,000	739,184	102,442	—	941,626
John P. McGrath	90,000	589,369	81,953	—	761,322
Termination by Executive for Other Than Good Reason (1) (4)
Martin L. Vaughan, III	482,300	1,751,450	256,104	—	2,489,854
Michael Dinkins	146,280	324,295	80,031	—	550,606
F. Michael Crowley	337,080	888,175	143,182	—	1,368,437
Timothy J. Korman	233,200	739,184	102,442	—	1,074,826
John P. McGrath	196,100	589,369	81,953	—	867,422
Termination by Company Without Cause or by Executive for Good Reason (1) (5)
Martin L. Vaughan, III	3,879,200	1,751,450	389,003	1,890,000	7,909,653
Michael Dinkins	1,560,120	324,295	163,415	714,000	2,761,830
F. Michael Crowley	2,728,320	888,175	238,986	1,325,000	5,180,481
Timothy J. Korman	2,024,800	739,184	203,230	—	2,967,214
John P. McGrath	1,284,300	589,369	159,471	—	2,033,140

(1)	The amounts shown in the table do not include the distribution of previously vested balances owned by the Named Executive Officer under the EVDP, SERP, SCIP or RSP.
(2)	This termination event provides (i) a cash severance benefit calculated as a multiple of annual base salary and highest annual bonus for the last three fiscal years, (ii) a cash severance benefit for a pro rata portion of the current year’s bonus calculated using the highest annual bonus for the last three fiscal years, (iii) continuation of insurance and medical benefits for three years and (iv) acceleration of equity awards and the unvested portion of SERP and SCIP balances, if any. For the multiple in (i), Messrs. Vaughan, Dinkins, Crowley and Korman use 1.0 and Mr. McGrath uses 0.5. The Window Period allowed for this event is the thirty days after the first anniversary of the change of control.
(3)	This termination event provides (i) a cash severance benefit for a pro rata portion of the current year’s bonus and (ii) acceleration of equity awards and the unvested portion of SERP and SCIP balances, if any.
(4)	This termination event provides (i) a cash severance benefit for a pro rata portion of the current year’s bonus calculated using the highest annual bonus for the last three fiscal years and (ii) acceleration of equity awards and the unvested portion of SERP and SCIP balances, if any.
(5)	This termination event provides (i) a cash severance benefit calculated as a multiple of annual base salary and highest annual bonus for the last three fiscal years, (ii) a cash severance benefit for a pro rata portion of the current year’s bonus calculated using the highest annual bonus for the last three fiscal years, (iii) continuation of insurance and medical benefits for three years, (iv) acceleration of equity awards and the unvested portion, if any, of SERP and SCIP balances, (v) excise tax gross-up, (vi) incremental employer contributions for three years for the RSP and SERP and (vii) outplacement services of $25,000 for each Named Executive Officer. For the multiple in (i), Messrs. Vaughan, Dinkins, Crowley and Korman use 3.0 and Mr. McGrath uses 2.0.
(6)	The amounts in this column represent the compensation due to accelerated vesting of equity awards.

(7)	This column includes various amounts depending on the manner of termination (explained in prior footnotes) and may contain these elements – accelerated SCIP and SERP payments, continuation of insurance and medical benefits, continued contributions to defined contribution plans and outplacement services. For Messrs. Vaughan, Dinkins, Crowley, Korman and McGrath, the estimated costs for the acceleration of the SCIP is $256,104, $74,270, $122,930, $102,442, and $81,953, respectively. For Messrs. Vaughan, Dinkins, Crowley, Korman and McGrath, the estimated costs for the three-year continuation of insurance and medical benefits is $50,749, $29,359, $29,704, $33,838, and $21,939, respectively. For Messrs. Vaughan, Dinkins, Crowley, Korman and McGrath, the estimated costs for incremental contributions to defined contribution plans for three-year continuation is $57,150, $29,025, $41,100, $41,950, and $31,125, respectively. Accelerated vesting of the SERP for Mr. Dinkins is $5,761 and for Mr. Crowley is $20,252. Outplacement for each of the Named Executive Officers is $25,000.

DIRECTOR COMPENSATION

The following table provides information on the cash and other compensation paid to the Company’s non-employee directors for the fiscal year ended December 31, 2007.

2007 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Julie A. Beck	9,321	18,494	4,451	34	32,300
Theodore L. Chandler, Jr.	105,000	62,676	35,002	13,579	216,257
Norwood H. Davis, Jr.	74,000	49,802	35,002	4,501	163,305
Robert W. Fiondella	75,000	63,306	35,002	8,775	182,083
Robert H. Hilb (5)	75,000	50,002	35,002	99,692	259,696
Anthony F. Markel	97,000	57,781	35,002	4,664	194,447
Thomas H. O’Brien	95,000	41,676	35,002	—	171,678
Scott R. Royster	78,000	50,602	35,002	—	163,604
Julious P. Smith, Jr.	75,000	53,381	35,002	6,142	169,525
Warren M. Thompson	77,000	53,781	35,002	—	165,783
Robert S. Ukrop	74,000	49,802	35,002	10,835	169,639

(1)	This column represents the amount of cash compensation earned in 2007 for Board and committee service. In 2007, Ms. Beck and Messrs. Chandler, Davis, Fiondella, Hilb, Markel, Royster, Smith, Thompson and Ukrop elected to receive their earned fees in the form of Common Stock or deferred stock units. The Common Stock amounts were valued at the market price of our stock on the date that the fees were earned. The deferred stock units were deemed to be purchased monthly with the credited cash balance on hand on the first of each month at the market price of our stock on the last trading day preceding the first of the month.
(2)	This column represents (i) Common Stock awarded as part of a director’s compensation (approximately $35,000, plus applicable Committee chair fees, if any) and (ii) stock awarded to a director for an election to receive 100% of cash compensation as Common Stock or deferred stock units under our Outside Directors Deferral Plan or Common Stock elected under our Non-employee Directors Stock Incentive Plan. All directors are fully vested in the Common Stock awarded as part of a director’s compensation. The following directors were awarded shares of Common Stock as part of their compensation: Ms. Beck, 389; Mr. Chandler, 970; Mr. Davis, 814; Mr. Fiondella, 1,125; Mr. Hilb, 814; Mr. Markel, 893; Mr. O’Brien, 970; Mr. Royster, 814; Mr. Smith, 893; Mr. Thompson, 893; Mr. Ukrop, 814. Both the stock incentive and deferred stock unit plans provide that the director will receive an additional 20% of the cash compensation amount in Common Stock or deferred stock units for an election to receive 100% of the cash compensation as Common Stock or deferred stock units. The Common Stock and deferred stock unit amounts were credited quarterly at the market price of our stock on the last day of each quarter and credited on the first day of the subsequent quarter. For meetings not regularly scheduled, additional meeting fees are due. In such cases, Common Stock was credited at the closing price on the date of the meeting, while deferred stock units were deemed to be purchased monthly with the cash balance on hand on the first of each month at the market price of our stock on the last day of the prior month. All directors are fully vested in their respective stock units. The following directors held deferred stock units at December 31, 2007: Ms. Beck, 262; Mr. Chandler, 28,190; Mr. Davis, 8,891; Mr. Fiondella, 17,555; Mr. Markel, 10,371; Mr. Smith, 12,877; and Mr. Ukrop, 22,136.
(3)

This column represents the expense recognized for financial statement reporting purposes with respect to the fair value of nonqualified stock options granted to the directors in the 2007 fiscal year for the fair value of nonqualified stock options previously granted to directors in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. We use a Black-Scholes option-pricing model to estimate the fair value of stock option awards in accordance with SFAS 123R. See “Note H - Shareholders’ Equity” of Notes to Consolidated Financial Statements included in our 2007 Annual Report on Form 10-K for an explanation of the assumptions we used in estimating the fair value of stock option awards. The amounts shown in the table do not correspond to the actual value that will be recognized by the executives. The following directors held outstanding nonqualified stock options at December 31, 2007: Ms. Beck, 1,412; Mr. Chandler, 92,789; Mr. Davis, 92,789; Mr. Fiondella, 62,789; Mr. Hilb, 92,789; Mr. Markel, 92,789; Mr. O’Brien, 52,789; Mr. Royster, 12,789; Mr. Smith, 62,789; Mr. Thompson, 32,789; and Mr. Ukrop, 72,789. Except for Ms. Beck’s nonqualified stock options which were valued at $11.82 per share, all other nonqualified stock options were valued at $12.55 per share.

(4)	For all directors except Mr. Hilb, All Other Compensation relates to credited dividends on deferred stock units. For Mr. Hilb, All Other Compensation includes $99,692 relating to Mr. Hilb’s consulting agreement with us. No individual director received perquisites exceeding $10,000 in total, therefore, these have been excluded from the disclosures.
(5)	Mr. Hilb is a participant in a defined benefit pension plan for which his accumulated benefit decreased by $68,636 during 2007. Mr. Hilb and his spouse are also participants in a defined benefit post-retirement medical plan for which their accumulated benefit decreased by $18,567 during 2007.

In 2007, each non-employee director received an annual $70,000 retainer, payable 25% on the first day of each calendar quarter, and does not receive any meeting fees unless the meeting is an out-of-sequence meeting. The retainer piece is eligible for the 20% additional award if the director elects 100% of the retainer to be paid in common or deferred stock. Each non-employee director also received approximately $35,000 worth of nonqualified stock options, determined on the date of grant by using the Black-Scholes valuation method, and Common Stock with a fair market value approximately equal to $35,000 on the date of grant. Additionally, upon annual appointment as a committee chair, the director will receive the applicable chair retainer in Common Stock, based on the fair market value of our Common Stock on the date of appointment. The chair retainers are $2,500 for the Business Practices, Corporate Affairs, and Finance Committees, $5,000 for the Corporate Governance and Human Resources & Compensation Committees, and $10,000 for the Audit Committee. In January 2007 each committee chair received a pro-rated award of Common Stock for the applicable chair retainer for the period from January 1, 2007, through the 2007 Annual Meeting of Shareholders on May 1, 2007.

Mr. Hilb has a consulting agreement with us under which he received an annual fee of $99,692 in 2007. The agreement expires in August of 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2007, with respect to compensation plans under which shares of our Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Shareholders Non-Employee Directors Stock Incentive Plan	200,000	$14.47	8,338
2000 Stock Incentive Plan (3)	3,208,184	$37.57	0
2007 Stock Incentive Plan (4)	31,302	$42.96	2,547,250
Total	3,439,486	$36.28	2,555,588

(1)	No shares of restricted Common Stock are included in the amounts shown.
(2)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.
(3)	The 2000 Stock Incentive Plan replaced the 1989 Stock Plan and permitted grants of stock options and awards of Common Stock and/or restricted stock. Amounts do not reflect prior awards of 236,864 shares of restricted Common Stock under the 2000 Stock Incentive Plan. Amounts, however, include shares tendered or withheld in payment of all or part of the exercise price of a stock option granted under the 1989 Stock Plan or 2000 Stock Incentive Plan or in satisfaction of withholding tax obligations, any shares forfeited or canceled in accordance with the terms of a grant or award under the 1989 Stock Plan or 2000 Stock Incentive Plan, any shares available under the 1989 Stock Plan and any shares that are not issued under the 2000 Stock Incentive Plan because of a payment of cash in lieu of shares. As of May 1, 2007, the date of approval of the 2007 Stock Incentive Plan, all of such shares available for issuance for new grants and awards under the 2000 Stock Incentive Plan were rolled into the 2007 Stock Incentive Plan.
(4)	The amounts shown for the 2007 Stock Incentive Plan do not reflect a prior award of 150 shares of restricted Common Stock. Pursuant to the terms of the 2007 Stock Incentive Plan, available authority is not increased for share tenders or tax cancellations, as permitted under the 2000 Stock Incentive Plan as described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November 2006, our Board of Directors adopted a Related Person Transaction Policy that provides the procedures and standards for the review and approval of related person transactions. The policy covers any financial transaction, arrangement or relationship between us and a related person, including our directors, executive officers, director nominees, shareholders who own greater than 5% of our Common Stock or the immediate family members of any of the foregoing, in which the amount involved exceeds $120,000 and in which the related person has, or will have, a direct or indirect material interest.

The Corporate Governance Committee of the Board of Directors has the responsibility for applying the Related Person Transaction Policy and making determinations under the policy. At the first regularly scheduled Corporate Governance Committee meeting of each fiscal year, management will present for approval any proposed or continuing related person transactions for that calendar year. At each subsequently scheduled meeting, management will update the Corporate Governance Committee as to any material changes in the transactions previously approved and shall seek approval of any further proposed related person transactions. The Corporate Governance Committee shall review and approve any material change to a previously approved related person transaction.

Under our policy, when reviewing a related person transaction, our Corporate Governance Committee will consider:

•	the related person’s relationship to us;

•	the facts and circumstances of the transaction;

•	the aggregate dollar amount of the transaction;

•	the related person’s relationship to the transaction;

•	the benefits to us of the transaction;

•	the availability of other parties with which to complete the transaction; and

•	any other material information.

To approve a transaction with a related person, the Corporate Governance Committee must determine, based on its review, either that (i) the transaction serves the best interests of us or our shareholders or (ii) the terms of the transaction are reasonably comparable to those that could be obtained in an arm’s length transaction with an unrelated third party. The Corporate Governance Committee may establish guidelines and directives regarding the policy. Under the policy, no member of the Corporate Governance Committee may participate in the review of a transaction in which such member has an interest.

We did not enter into any transactions during 2007 in which a related person had a material interest that exceeded $120,000.

PROPOSAL TWO

The text of the shareholder proposal and supporting statement below appear exactly as received by the Company. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. The Company will provide the name, address, and share ownership (to the Company’s knowledge) of the proponent of the shareholder proposal upon request. The Board of Directors recommends a vote “Against” the shareholder proposal.

SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

“RESOLVED, that the shareowners of Hilb Rogal & Hobbs Company (“Company”) ask that the Company, in compliance with applicable law, take the steps necessary to reorganize the Board of Directors into one class subject to election each year. The implementation of this proposal should not affect the unexpired terms of directors elected to the board at or prior to the 2008 annual meeting.

SUPPORTING STATEMENT

Is accountability by the Board of Directors important to you as a shareowner of the Company? As a trust fund with approximately 1.5 million participants, and as the owner of approximately 150,000 shares of the Company’s common stock, the California Public Employees’ Retirement System (CalPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal which, if implemented, would seek to reorganize the Board of Directors of the Company so that each director stands before the shareowners for re-election each year. We hope to eliminate the Company’s so-called “classified board,” whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareowners can only vote on a portion of the Board at any given time.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that when directors are accountable for their actions, they perform better. A staggered board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005). CalPERS also believes that shareowners are willing to pay a premium for corporations with excellent corporate governance. If the Company were to take the steps necessary to declassify its Board, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

We seek to improve that performance and ensure the Company’s continued viability through this structural reorganization of the Board. If passed, shareowners might have the opportunity to register their views at each annual meeting – on performance of the Board as a whole and of each director as an individual.

CalPERS urges you to join us in voting to declassify the election of directors, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal.”

STATEMENT BY THE BOARD OF DIRECTORS IN OPPOSITION TO THE SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

Our Amended and Restated Articles of Incorporation currently provide for a classified Board of Directors. Under this system, the shareholders elect approximately one-third of our directors each year. After careful consideration, the Board of Directors has concluded that our classified board structure offers important advantages and continues to be in the best interests of the Company and our shareholders. Therefore, the Board of Directors recommends that you vote “Against” this shareholder proposal for the following reasons:

Knowledge and Experience. The Company has spent many years recruiting and assembling talented outside directors to serve on the current Board of Directors. In addition to being accomplished business leaders and strongly independent voices, these directors have substantial knowledge and experience relating to the Company, its operations and the competitive environment within the insurance intermediary industry. As such, they are a valuable resource and are well-positioned to make the operational and strategic decisions that are best for the

Company and its shareholders. In addition, the Board of Directors believes that a classified board with three-year terms of office helps retain these highly qualified individuals who are willing to make the long-term commitments of time and resources necessary to develop a deep understanding of the Company’s business. Declassifying the Board of Directors would make it possible to lose the entire accumulation of knowledge and experience from the Board in one election cycle.

Stability and Continuity. A classified board structure ensures that a majority of directors will always have institutional knowledge and familiarity with the Company’s operations. In addition, new directors have access over time to the knowledge and experience of continuing directors, thereby bolstering the new directors’ knowledge and understanding of the Company’s business and strategies. This system promotes stability and continuity of Board policies and enhances the Company’s ability to execute its long-term strategies and act in the best interests of the Company and its shareholders.

Protection of Shareholders. Our current board structure is designed to encourage a potential acquirer to bargain with us in an arm’s length negotiation rather than take unilateral action that may not be in the best interests of all shareholders. By declassifying the Board, an unfriendly or unsolicited potential acquirer could seek to gain control of the Company by replacing a majority of the Board (if not the entire Board) with its own nominees at a single annual meeting rather than seeking to gain control through a negotiated transaction, or at least by unilaterally commencing a tender offer, where the potential acquirer would pay a premium for the Company’s shares. This approach is less likely to occur under a classified board structure. Thus, the classified Board serves to protect shareholder interests by providing the Board with the opportunity to seek the best possible outcome for all shareholders.

Board Independence. The Board believes that three-year terms of office discourage certain activist shareholders from using the threat of a proxy fight to pressure the Board to take actions that are geared towards short-term results that may be contrary to the best interests of our longer term shareholders or even towards goals that are not in the short-term or long-term interests of shareholders but relate instead to matters of special interest to the activist.

Accountability to Shareholders. We believe that director accountability to shareholders is best assured by the recruitment of independent, responsible and experienced directors who are committed to furthering the best interests of the Company and all of its shareholders. We do not believe that director accountability is assured by the mere frequency of elections of individual directors to the Board. Finally, shareholders may express disapproval of the Board’s performance on an annual basis through director elections of a particular class. For these reasons, the Board believes that a classified board does not adversely affect the Board’s accountability to shareholders.

Commitment to Corporate Governance. The Board believes that statements in the shareholder proposal may give shareholders an erroneous impression that the Company is not deeply committed to “good corporate governance and its long-term financial performance.” On the contrary, the Board is devoted to the highest quality of corporate governance, as evidenced by its Corporate Governance Guidelines that, among other things, focus on the independence of our directors and the effective performance and functioning of the Board. In the context of the Board’s overall commitment to good corporate governance, the Board believes that a classified board promotes the best interests of shareholders by encouraging a stable board of independent, knowledgeable and experienced directors who are committed to the Company, accountable to the shareholders and in the best position to deliver long-term financial performance to the Company and long-term value to the shareholders.

Approval of this proposal by shareholders requires the affirmative vote of a majority of votes cast on the proposal. However, approval of this proposal would not automatically eliminate the classified board structure, as it merely requests that the Board take the necessary steps to reorganize the Board into one class subject to election each year. Reorganizing the board structure in accordance with the shareholder proposal would require that a formal amendment to the Company’s Amended and Restated Articles of Incorporation be adopted by the Board, submitted to the shareholders and approved by a majority of all votes entitled to be cast on the amendment.

The Board of Directors recommends that the shareholders vote AGAINST Proposal Two.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS

INDEPENDENT AUDITORS OF THE COMPANY’S 2008 FINANCIAL STATEMENTS

The Audit Committee of the Board of Directors has appointed, subject to shareholder ratification, the firm of Ernst & Young LLP as independent registered public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2008. The firm of Ernst & Young LLP has audited the consolidated financial statements of the Company for the fiscal years ended December 31, 2007and 2006. Services provided to the Company by Ernst & Young LLP for the 2007 and 2006 fiscal years are described under “Audit Information” below. Representatives of Ernst & Young LLP will be present at the Meeting, will be available to respond to appropriate questions from shareholders and may make a statement if they so desire.

Although shareholder ratification is not required by the Company’s bylaws or otherwise, the Board is requesting that shareholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants to audit the financial statements of the Company for the 2008 fiscal year. If shareholders do not ratify the selection of Ernst & Young LLP at the Meeting, the Audit Committee will consider the vote in making its selection of the Company’s independent auditors for the 2008 fiscal year. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Audit Committee does not expect to make a change in the appointment of auditors for the 2008 fiscal year unless the Audit Committee finds other reasons for making a change.

A majority of the votes cast by holders of Common Stock is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the 2008 fiscal year.

The Board of Directors recommends that the shareholders vote FOR Proposal Three.

AUDIT INFORMATION

Fees of Independent Registered Public Accountants

The following information is furnished with respect to fees billed and expected to be billed for professional services rendered to the Company by Ernst & Young LLP for the 2007 and 2006 fiscal years.

Audit Fees

The aggregate fees billed or expected to be billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and 2006, and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $1,239,000 for 2007 and $1,055,000 for 2006.

Audit-Related Fees

The aggregate fees billed by Ernst & Young LLP for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2007 and 2006 were none and $171,000, respectively. During 2006, these services included due diligence related to agency acquisitions and accounting consultations.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for professional services for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2007 and 2006 were $61,000 and $224,000, respectively. During 2007 and 2006, these services included tax compliance and planning services.

All Other Fees

The aggregate fees billed to the Company by Ernst & Young LLP for all other services for the fiscal years ended December 31, 2007 and 2006 were $4,700 and $3,100, respectively. During 2007 and 2006, these services principally included access to an online accounting and tax information database.

Pre-Approval Policies and Procedures

All services not related to the annual audit and quarterly review of the Company’s financial statements, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s charter provides for pre-approval of audit and permitted non-audit services. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Dated: February 26, 2008

AUDIT COMMITTEE
Robert W. Fiondella, Chairman
Julie A. Beck
Anthony F. Markel
Scott R. Royster
Warren M. Thompson

PROPOSALS FOR 2009 ANNUAL MEETING

Under the regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 2009 Annual Meeting of Shareholders must cause such proposal to be delivered, in proper form, to the Corporate Secretary of the Company, whose address is 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060, no later than December 1, 2008, in order for the proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. The Company anticipates holding the 2009 Annual Meeting of Shareholders on May 5, 2009.

In addition to the Commission regulations, the Company’s bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. Under the bylaws, for a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by the Corporate Secretary of the Company not less than 120 days and not more than 150 days before the first anniversary of the date of the Company’s proxy statement in connection with the last annual meeting of shareholders (or no later than 90 days before the date of the meeting if there was no meeting in the prior year). For the 2009 Annual Meeting of Shareholders, the Company must receive such notice no later than December 1, 2008, and no earlier than November 1, 2008. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor and other specified matters. Any shareholder may obtain a copy of the Company’s bylaws, without charge, upon written request to the Corporate Secretary at the address set forth above.

ANNUAL REPORTS

Our Annual Report to Shareholders for the fiscal year ended December 31, 2007, which includes our Annual Report on Form 10-K for 2007 filed with the Commission, excluding exhibits, is being mailed to shareholders with this proxy statement. Shareholders may also request, without charge, an additional copy of our 2007 Annual Report, which includes our 2007 Form 10-K, by writing to the Corporate Secretary, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060. Copies of the 2007 Annual Report, the 2007 Form 10-K and other filings that the Company makes with the Commission, as well as various corporate governance documents, are also available on our Investor Relations web page at www.hrh.com.

VOTING INSTRUCTION

HILB ROGAL & HOBBS COMPANY

TO TRUSTEE, HRH RETIREMENT SAVINGS PLAN

This Voting Instruction is Solicited on Behalf of the Board of Directors

Pursuant to Section 12.9 of the HRH Retirement Savings Plan of Hilb Rogal & Hobbs Company, you are directed to vote, in person or by proxy, the whole shares of Common Stock of Hilb Rogal & Hobbs Company credited to the undersigned Participant’s Account as of March 14, 2008 at the Annual Meeting of Shareholders of Hilb Rogal & Hobbs Company to be held at The Jefferson Hotel, 101 W. Franklin Street, Richmond, Virginia, on May 6, 2008, at 10:00 a.m. local time, and at any adjournments or postponements thereof, upon the matters designated on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, OR IF A VOTING INSTRUCTION IS NOT PROPERLY EXECUTED AND RECEIVED BY THE TRUSTEE, THE SHARES OF HILB ROGAL & HOBBS COMPANY COMMON STOCK CREDITED TO YOUR ACCOUNT WILL BE VOTED BY THE TRUSTEE IN ACCORDANCE WITH THE TERMS OF THE PLAN.

(Continued on reverse side)

Please fold and detach card at perforation before mailing.

                            ________________

HILB ROGAL & HOBBS COMPANY ________________	Please mark your votes as indicated in this example ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 3 AND “AGAINST” ITEM 2
This Voting Instruction, when properly executed, will be voted in the manner directed by the undersigned shareholder.

ITEM 1. ELECTION OF DIRECTORS

FOR all nominees listed at right except as marked to the contrary	WITHHOLD AUTHORITY to vote for all nominees listed at right	Nominees: (01) Julie A. Beck (02) Theodore L. Chandler, Jr.
☐	☐	(03) Warren M. Thompson

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write each such nominee’s name in the following space:

ITEM 2. SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

FOR	AGAINST	ABSTAIN
☐	☐	☐

ITEM 3.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY’S 2008 FINANCIAL STATEMENTS

FOR	AGAINST	ABSTAIN
☐	☐	☐

Signature(s)                                                                                                                                              Date

[Internet and Telephone Voting Instructions]

PROXY

HILB ROGAL & HOBBS COMPANY

This Proxy is Solicited on Behalf of the Board of Directors

The shareholder shown on the reverse side hereby appoints Timothy J. Korman and Walter L. Smith, and each or either of them, proxy for said shareholder, with power of substitution, to vote all the shares of Common Stock of Hilb Rogal & Hobbs Company held of record by said shareholder as of March 14, 2008 at the Annual Meeting of Shareholders of Hilb Rogal & Hobbs Company to be held at The Jefferson Hotel, 101 W. Franklin Street, Richmond, Virginia, on May 6, 2008, at 10:00 a.m. local time, and at any adjournments or postponements thereof, upon the matters designated on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEM 3 AND AGAINST ITEM 2.

(Continued on reverse side)

Fold and detach here

                            ________________

HILB ROGAL & HOBBS COMPANY ________________

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 3 AND “AGAINST” ITEM 2 This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder.

ITEM 1. ELECTION OF DIRECTORS

FOR all nominees listed at right except as marked to the contrary	WITHHOLD AUTHORITY to vote for all nominees listed at right

Nominees:

(01) Julie A. Beck

(02) Theodore L. Chandler, Jr.

(03) Warren M. Thompson

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write each such nominee’s name in the following space:

.
☐	☐

ITEM 2.	SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

FOR	AGAINST	ABSTAIN
☐	☐	☐

ITEM 3.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY’S 2008 FINANCIAL STATEMENTS

FOR	AGAINST	ABSTAIN
☐	☐	☐
PLEASE MARK, SIGN, DATE AND RETURN PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)	Signature(s)	Date	________________

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign in corporation’s name by President or other authorized officer. If a partnership, please sign in partnership’s name by authorized person.

Fold and detach here before mailing

[Internet and Telephone Voting Instructions]

HILB ROGAL & HOBBS COMPANY	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 3, AND “AGAINST” ITEM 2.

ITEM 1.   ELECTION OF DIRECTORS

FOR all nominees listed at right except as marked to the contrary	☐	Nominees: 01 Julie A. Beck 02 Theodore L. Chandler, Jr. 03 Warren M. Thompson	This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write each such nominee’s name in the following space:
WITHHOLD AUTHORITY to vote for all nominees listed at right	☐

		FOR	AGAINST	ABSTAIN
ITEM 2.	SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS	☐	☐	☐

		FOR	AGAINST	ABSTAIN
ITEM 3.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY’S 2008 FINANCIAL STATEMENTS	☐	☐	☐	PLEASE MARK, SIGN, DATE AND RETURN PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature (s)	Signature (s)	Date

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign in corporation’s name by President or other authorized officer. If a partnership, please sign in partnership’s name by authorized person.

▲  FOLD AND DETACH HERE BEFORE MAILING  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/hrh		TELEPHONE 1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement

on the Internet at http://bnymellon.mobular.net/bnymellon/hrh

PROXY

HILB ROGAL & HOBBS COMPANY

This Proxy is Solicited on Behalf of the Board of Directors

The shareholder shown on the reverse side hereby appoints Timothy J. Korman and Walter L. Smith, and each or either of them, proxy for said shareholder, with power of substitution, to vote all the shares of Common Stock of Hilb Rogal & Hobbs Company held of record by said shareholder as of March 14, 2008 at the Annual Meeting of Shareholders of Hilb Rogal & Hobbs Company to be held at The Jefferson Hotel, 101 W. Franklin Street, Richmond, Virginia, on May 6, 2008, at 10:00 a.m. local time, and at any adjournments or postponements thereof, upon the matters designated on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEM 3 AND AGAINST ITEM 2.

(Continued on reverse side)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

You can now access your Hilb Rogal & Hobbs Company account online.

Access your Hilb Rogal & Hobbs Company shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Hilb Rogal & Hobbs Company, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC